                                                                    EXHIBIT 10T



                                 LOAN AGREEMENT

                           dated as of March 19, 1999

                                  by and among



                       UNITRODE CORPORATION, as Borrower,

                               FLEET NATIONAL BANK
                   AND THE OTHER BANKS PARTY HERETO, as Banks,

                                       and

                          FLEET NATIONAL BANK, as Agent



                      $50,000,000 REVOLVING CREDIT FACILITY

                                TABLE OF CONTENTS
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                                                                                                  Page
                                                                                                  ----
ARTICLE I  CERTAIN DEFINITIONS AND ACCOUNTING TERMS
         Section 1.01.     Defined Terms.........................................................   1
         Section 1.02.     Use of Defined Terms..................................................  11
         Section 1.03.     Accounting Terms......................................................  11

ARTICLE II  AMOUNTS AND TERMS OF THE LOANS

         Section 2.01.     Revolving Loans.......................................................  11
         Section 2.02.     Requests for Floating Rate Loans......................................  12
         Section 2.03.     Repayment of Principal of Revolving Loans.............................  12
         Section 2.04.     Interest Payments on Revolving Loans..................................  13
         Section 2.05.     LIBOR Loans...........................................................  13
         Section 2.06.     Commitment and Other Fees.............................................  14
         Section 2.07.     Rate Determination Protection.........................................  15
         Section 2.08.     Prepayment of LIBOR Loans.............................................  15
         Section 2.09.     Increased Costs; Capital Adequacy.....................................  16
         Section 2.10.     Illegality or Impossibility...........................................  18
         Section 2.11.     Letters of Credit.....................................................  18
         Section 2.12.     Rate Adjustment.......................................................  21

ARTICLE III    LOAN PROCEEDS AND PAYMENTS

         Section 3.01.     Funding by Banks; Availability........................................  22
         Section 3.02.     Charges Against Accounts..............................................  23
         Section 3.03.     Use of Loan Proceeds..................................................  23
         Section 3.04.     Payments..............................................................  23
         Section 3.05.     Payments on Non-Business Days.........................................  24
         Section 3.06.     Net Payments..........................................................  24

ARTICLE IV     CONDITIONS OF LENDING

         Section 4.01.     Conditions Precedent to Initial Loan..................................  24
         Section 4.02.     Conditions Precedent to All Loans.....................................  26

ARTICLE V     REPRESENTATIONS AND WARRANTIES

         Section 5.01.     Representations and Warranties........................................  26

ARTICLE VI     COVENANTS OF THE BORROWER

         Section 6.01.     Affirmative Covenants Other Than
                             Reporting Requirements..............................................  32
         Section 6.02.     Negative Covenants....................................................  37
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

         Section 6.03.     Reporting Requirements................................................  43

ARTICLE VII     DEFAULT AND REMEDIES

         Section 7.01.     Events of Default.....................................................  46
         Section 7.02.     Rights and Remedies Upon Default......................................  47
         Section 7.03.     Set-Off...............................................................  48
         Section 7.04.     Right to Cure.........................................................  49
         Section 7.05.     Remedies of Banks.....................................................  49
         Section 7.06.     Temporary Loans Payable on Demand.....................................  50
         Section 7.07.     Certain Payments with Respect to Letters of Credit....................  50

ARTICLE VIII     CONCERNING THE AGENT

         Section 8.01.     Designation of Agent..................................................  50
         Section 8.02.     Duties with Respect to Revolving Notes and Loans......................  51
         Section 8.03.     Duties with Respect to Administration.................................  51
         Section 8.04.     Duties upon Default...................................................  51
         Section 8.05.     Other Obligations.....................................................  52
         Section 8.06.     Standard of Care......................................................  52
         Section 8.07.     Expenses..............................................................  54
         Section 8.08.     Resignation of Agent; Appointment of Successor Agent..................  55
         Section 8.09.     Borrower's Acknowledgment.............................................  55
         Section 8.10.     No Other Beneficiaries................................................  55

ARTICLE IX     MISCELLANEOUS

         Section 9.01.  No Waiver; Cumulative Remedies...........................................  55
         Section 9.02.  Amendment, Waivers and Consents..........................................  56
         Section 9.03.  Addresses for Notices, etc...............................................  56
         Section 9.04.  Costs, Expenses and Taxes................................................  57
         Section 9.05.  Withholding Tax..........................................................  57
         Section 9.06.  Reduction and Termination................................................  58
         Section 9.07.  Representations and Warranties...........................................  58
         Section 9.08.  Binding Effect; Assignment...............................................  59
         Section 9.09.  Indemnification..........................................................  61
         Section 9.10.  Reproduction of Agreement................................................  62
         Section 9.11.  Consent to Jurisdiction..................................................  62
         Section 9.12.  Governing Law............................................................  62
         Section 9.13.  Severability.............................................................  62
         Section 9.14.  Headings.................................................................  63
         Section 9.15.  Replacement Notes........................................................  63
         Section 9.16.  Usury....................................................................  63
         Section 9.17.  WAIVER OF JURY TRIAL.....................................................  63
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                                      -ii-

                                  EXHIBIT LIST


Schedule I        -    Revolving Loan Percentages; Commitments
Schedule II       -    Notice Addresses of Banks


Exhibit A         -    Form of Revolving Note
Exhibit B         -    Subsidiaries; partnerships; joint ventures; principal
                       places of business; jurisdictions where qualified
Exhibit C         -    5% Stockholders
Exhibit D         -    Litigation; administrative proceedings
Exhibit E         -    Adverse claims in intellectual property matters
Exhibit F         -    Environmental matters
Exhibit G         -    Existing Indebtedness and liens
Exhibit H         -    Existing guaranties
Exhibit I         -    Items intended for sale or disposal
Exhibit J         -    Borrower's Investment Policy
Exhibit K         -    Existing Investments; Investments in Subsidiaries
Exhibit L         -    Officers and Directors
Exhibit M         -    Form of Assignment and Acceptance

         LOAN AGREEMENT dated as of March 19, 1999 by and among Unitrode Corporation, a Maryland corporation (the "Borrower"), Fleet National Bank ("Fleet") and the other Banks whose names are subscribed hereto (Fleet, each of said Banks whose names are subscribed hereto and any assignee of any of the Loans made hereunder being hereinafter referred to collectively as the "Banks" and individually as a "Bank"), and Fleet National Bank, as Agent for the Banks hereunder (the "Agent").

         The Borrower, the Banks and the Agent, each party in consideration that the others join herein, hereby respectively act and agree as follows:

                                    ARTICLE I

                    CERTAIN DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01. Defined Terms. As used in this Agreement or in any certificate or opinion delivered in connection with this Agreement, the following terms shall have the meanings set out respectively after each:

         "Acquisition" - Any purchase or other acquisition made by the Borrower or any Subsidiary of the Borrower of all or any substantial portion of the business or assets of any other corporation or other entity or any line of business of another corporation or entity, all whether through the acquisition of stock or assets or otherwise.

         "Affiliate" - As defined in Subsection 6.02(n).

         "Aggregate Revolving Bank Liabilities" - At any time as of which same is to be determined, the total of: (i) all Letter of Credit Liabilities then outstanding, (ii) the then Aggregate Revolving Loans, and (iii) the aggregate principal amount of all Temporary Loans then outstanding.

         "Aggregate Revolving Loans" - The aggregate principal amount of all Revolving Loans outstanding at any one time under this Agreement.

         "Agreement" (as in "this Agreement") - This Loan Agreement, as the same may be amended from time to time.

         "Applicable Commitment Fee Rate" - 0.35% per annum at any time when the Borrower is in Level Three Compliance; 0.3% per annum at any time when the Borrower is in Level Two Compliance; and 0.25% per annum at any time when the Borrower is in Level One Compliance.

         "Assignment and Acceptance" - As defined in Section 9.08.

         "Bank Certificate" - A certificate signed by an officer of a Bank setting forth any additional amount required to be paid by the Borrower to such Bank pursuant to Section 2.05, Section 2.08 or Section 2.09 of this Agreement, which certificate shall be submitted by such Bank to the Borrower in connection with each demand made at any time by such Bank upon the

Borrower with respect to such additional amounts, and each such certificate shall, save for manifest error, constitute conclusive evidence of the additional amount required to be paid by the Borrower to such Bank upon each demand. A claim by any Bank for all or any part of any additional amount required to be paid by the Borrower may be made before and/or after the end of the Interest Period to which such claim relates or during which such claim has arisen and before and/or after any payment hereunder to which such claim relates. Each Bank Certificate shall set forth in reasonable detail the basis for and calculation of the claim to which it relates.

         "Base Rate" - For any day, the higher of: (a) 0.50% per annum above the then applicable Federal Funds Rate; and (b) the Prime Rate of Fleet in effect for such day.

         "Benchmarq" - As defined in Subsection 4.01(l).

         "Business Day" - Any day which is not a Saturday, nor a Sunday, nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts applicable to a national banking association or other day on which banks in Boston, Massachusetts are authorized or directed to close; provided, however, that if the applicable provision relates to a LIBOR Loan, the term "Business Day" shall not include any day on which dealings are not carried on in the London interbank market or on which banks are not open for business in London.

         "Capital Expenditures" - All acquisitions of machinery, equipment, land, leaseholds, buildings, leasehold improvements and all other expenditures for purposes which are considered to be fixed assets under generally accepted accounting principles consistently applied. When a fixed asset is acquired by a lease which is required to be capitalized pursuant to generally accepted accounting principles, the amount required to be capitalized pursuant thereto shall be considered to be a Capital Expenditure in the year such asset is first leased.

         "Capital Leases" - All leases which have been or should be capitalized in accordance with generally accepted accounting principles as in effect from time to time, including Statement No. 13 of the Financial Accounting Standards Board and any successor thereto.

         "Cash, Cash-Equivalents and Short-Term Investments" - Such current assets of the Borrower as consist of (i) cash, (ii) demand deposits in United States commercial banks, (iii) interests in readily-marketable money market mutual funds, (iv) commercial paper rated not less than A-1/P-1, (v) other short-term debt obligations permitted by the Borrower's existing Investment Policy, or (vi) any mutual funds whose assets are invested primarily in investments of the types described in the foregoing clauses (i) - (v).

         "Change of Control" - The occurrence of any circumstance in which any "person" (as such term is used in subsections 13(d) and 14(d) of the Exchange
Act) or group of persons on or after the date of this Agreement is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Borrower representing 35% or more of the combined voting power of the Borrower's then-outstanding voting securities.

         "Charter" - The Certificate of Incorporation or other organizational document of a corporation referred to, in each case as amended to date.

         "Commitment" - As to each Bank, its agreement to make Revolving Loans to the Borrower pursuant to this Agreement.

         "Compliance Level" - Level One Compliance, Level Two Compliance and Level Three Compliance, as applicable, all as determined pursuant to Section 2.12.

         "Consolidated" - When applied to the Borrower, means the accounts of the Borrower and its Subsidiaries consolidated in accordance with generally accepted accounting principles.

         "Consolidated Capital Base" - As determined at any time, the sum of (i) the Consolidated Tangible Net Worth of the Borrower and Subsidiaries then existing plus (ii) the principal amount of Subordinated Debt of the Borrower then outstanding (nothing contained herein being deemed to authorize the incurrence of any additional Subordinated Debt).

         "Consolidated Cash Flow" - For any period, the Consolidated EBITDA of the Borrower and Subsidiaries for such period, minus each of the following: (i) all federal and state taxes actually paid by the Borrower and/or any of its Subsidiaries during such period, and (ii) all Capital Expenditures incurred by the Borrower and/or any of its Subsidiaries during such period, all on a consolidated basis.

         "Consolidated EBITDA" - As to any Person, for any period, the Consolidated Net Income (or Consolidated Net Loss, expressed as a negative number) of such Person and its Subsidiaries for such period, plus, without duplication of any item, (i) all federal and state income taxes (but not taxes in the nature of an ad valorem property tax or a sales or excise tax) paid or accrued with respect to such period and actually deducted on the consolidated books of such Person for the purposes of computation of Consolidated Net Income (or Consolidated Net Loss) for the period involved, (ii) the Consolidated Interest Expense paid or accrued by such Person and its Subsidiaries for such period and actually deducted on the consolidated books of such Person for the purposes of computation of Consolidated Net Income (or Consolidated Net Loss) for the period involved, (iii) the amount of the provision for depreciation and/or amortization expense actually deducted on the consolidated books of such Person for the purposes of computation of Consolidated Net Income (or Consolidated Net Loss) for the period involved, and (iv) all other non-cash charges recognized by such Person and its Subsidiaries for the period involved and actually deducted on the consolidated books of such Person for the purposes of computation of Consolidated Net Income (or Consolidated Net Loss) for the period involved, but minus any non-cash credits recognized by such Person and its Subsidiaries for the period involved and included as income on the consolidated books of such Person for the purposes of computation of Consolidated Net Income (or Consolidated Net Loss) for the period involved.

         "Consolidated Funded Indebtedness" - The aggregate (without duplication) of (i) all Indebtedness for Money Borrowed of the Borrower and/or any of its Subsidiaries, including the principal components of all Capital Leases, (ii) the maximum drawing amount of all letters of credit (including, without limitation, letters of credit issued hereunder) issued by Fleet or by any other issuer for the account of the Borrower and/or any of its Subsidiaries, and (iii) any Indebtedness of others guaranteed by the Borrower and/or any of its Subsidiaries, all as determined in accordance with generally accepted accounting principles.

         "Consolidated Interest Coverage Ratio" - For any fiscal period, the ratio of (x) the Consolidated Cash Flow of the Borrower and its Subsidiaries for such period to (y) Consolidated Interest Expense of the Borrower and its Subsidiaries paid or accrued for such fiscal period.

         "Consolidated Interest Expense" - With respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including, without limitation, (i) the amortization of debt discounts, (ii) all fees (including, without limitation, fees payable in respect of any swap agreement or other hedging agreement and any letters of credit) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis.

         "Consolidated Leverage Ratio" - As determined at any date, the ratio of
(x) Consolidated Net Debt of the Borrower and its Subsidiaries as at that date to (y) Consolidated EBITDA of the Borrower and its Subsidiaries for the 12-month period ending on such date.

         "Consolidated Net Debt" - As determined at any date, the result of (x) Consolidated Funded Indebtedness outstanding as of such date minus (y) the Borrower's Cash, Cash-Equivalents and Short-Term Investments at such date to the extent that same exceeds $30,000,000.

         "Consolidated Net Income" - As to any Person, for any period of computation thereof, the book net income (or book net loss, as the case may be) of such Person for such period, after all taxes paid or accrued and all expenses and other charges, all determined on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis. If the result described in the immediately preceding sentence is less than zero, the amount by which it is less than zero will be known as the "Consolidated Net Loss".

         "Consolidated Tangible Net Worth" - As to any Person, an amount equal to the total assets of such Person and its Subsidiaries, taken on a consolidated basis (excluding (i) the total intangible assets of such Person and/or such Subsidiaries, (ii) any minority interests in Subsidiaries and (iii) any assets representing amounts due from any officer or employee of such Person or from any such Subsidiary) minus the total consolidated liabilities of such Person and its Subsidiaries, taken on a consolidated basis. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and developmental expenses).

         "Default" - Any event or circumstance which, with the passage of time or giving of notice or both, could become an Event of Default.

         "Default Rate" - With respect to any Loan, a rate of interest per annum equal to the sum of (i) 2% per annum plus (ii) that per annum interest rate which would then be applicable to such Loan if no Event of Default were then in effect.

         "Determination Date" - As defined in Subsection 6.01(q).

         "Environmental Law" - Any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substance Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder.

         "ERISA" - As defined in Subsection 5.01(l).

         "ERISA Affiliate" - Any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or
(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

         "Eurocurrency Liabilities" - Has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as in effect from time to time, or in any successor regulation relating to the liabilities described in said Regulation D.

         "Event of Default" - Any of the events specified in Section 7.01 hereof.

         "Exchange Act" - The Securities Exchange Act of 1934, as amended, and the applicable rules and regulations from time to time promulgated thereunder.

         "Federal Funds Rate" - For any day, the rate set forth in the statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York with respect to the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published with respect to any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         "Floating Rate Loan" - Any Revolving Loan which bears interest at a rate calculated with reference to the Base Rate.

         "Hazardous Material" - Any pollutant, contaminant or hazardous, toxic or dangerous waste, substance or material (including, without limitation, petroleum products, asbestos-containing material and lead), the generation, handling, storage, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

         "Impositions" - All present and future taxes, levies, duties, impositions, deductions, charges and withholdings applicable to any Bank with respect to any LIBOR Loan, excluding, however, any taxes imposed directly on such Bank's income and any franchise taxes imposed on it by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof.

         "Incremental Rates" - Collectively, the LIBOR Rate Increment and the Applicable Commitment Fee Rate.

         "Indebtedness" - The total of all obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness is to be determined; and shall also include such Person's liability in respect of guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others, as well as all obligations (whether matured or contingent) in respect of letters of credit, swap agreements or hedging agreements.

         "Indebtedness for Money Borrowed" - All indebtedness in respect of money borrowed, including, without limitation, all Capital Leases and the deferred purchase price of any property or asset, as well as all Indebtedness evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements and the unreimbursed amount of any drawings on any letters of credit, whether or not issued hereunder).

         "Interest Payment Date(s)" - As to any LIBOR Loan, the last day of the Interest Period applicable to such LIBOR Loan; provided that if such Interest Period is more than three months, then there shall be multiple Interest Payment Dates for such Interest Period -- the first of which shall be three months from the commencement of such Interest Period and the subsequent Interest Payment Dates to occur at three-month intervals thereafter, with the last Interest Payment Date to occur on the last day of such Interest Period.

         "Interest Period" - As to each LIBOR Loan, the period commencing with the date of the making of such LIBOR Loan and ending one, two, three, six or twelve months thereafter, as the Borrower may select; provided that (A) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day occurs in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any such Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such

Interest Period is to end shall end on the last Business Day of such calendar month; and (C) no Interest Period may be selected as to any Revolving Loan which would end after the Revolving Expiration Date.

         "IRS" - The Internal Revenue Service or any governmental authority succeeding to any of its principal functions.

         "Letter of Credit Liabilities" - As determined at any time, the total of (i) the aggregate then undrawn stated amounts of all letters of credit hereafter issued by Fleet pursuant to Section 2.11, plus (ii) all amounts then outstanding representing unreimbursed draws on letters of credit issued as aforesaid.

         "Level One Compliance", "Level Two Compliance" and "Level Three Compliance" are each defined in Section 2.12 below.

         "LIBOR" - With respect to each Interest Period for a LIBOR Loan, that rate per annum (rounded upward, if necessary, to the nearest 1/32nd of one percent) which represents the offered rate for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on that day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR for such Interest Period shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to such Interest Period shown on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London
Time), on that day that is two (2) London Banking Days prior to the beginning of such Interest Period. "London Banking Day" shall mean any date on which commercial banks are open for business in London. If both the Telerate and Reuters systems are unavailable, then LIBOR for any Interest Period will be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on that day that is two (2) London Banking Days preceding the first day of such Interest Period, as selected by the Agent. The principal London office of each of four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m., New York City time, on that day that is two London Banking Days preceding the first day of such Interest Period. In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that LIBOR for the proposed Interest Period cannot be determined. The Agent shall give prompt notice to the Borrower of LIBOR as determined for each LIBOR Loan and such notice shall be deemed presumptively correct, absent manifest error.

         "LIBOR Interest Rate" - For any Interest Period, an interest rate per annum, expressed as a percentage, determined by the Agent pursuant to the following formula:

                  * LIR =       LIBOR       + LRI
                              ---------
                             [1.00 - RR]

                  Where LIR = LIBOR Interest Rate
                      LIBOR = See definition of LIBOR
                         RR = Reserve Rate
                        LRI = The then applicable LIBOR Rate Increment

                  *LIR to be rounded upwards to the next higher 1/32nd of 1%.

The LIBOR Interest Rate will be adjusted during any Interest Period to reflect any effective change in the applicable LIBOR Rate Increment during such Interest Period and/or any change in the Reserve Rate during such Interest Period.

         "LIBOR Loan" - Any Revolving Loan which bears interest at a LIBOR Interest Rate.

         "LIBOR Rate Increment" - The LIBOR Rate Increment is as follows: 1.5 when the Borrower is in Level Three Compliance; 1.25 when the Borrower is in Level Two Compliance; and 1.0 when the Borrower is in Level One Compliance.

         "Loan" - Any obligation (matured or unmatured) of the Borrower to the Agent or to any Bank (including Fleet as a letter of credit issuer) now or hereafter arising under or in respect of this Agreement (including, without limitation, any Revolving Loan, any Temporary Loan and any Letter of Credit Liabilities).

         "Loan Documents" - This Agreement, the Revolving Notes, any Subsidiary Guaranty or Guaranties and all other instruments, agreements and documents now or hereafter entered into relating to any Loan and/or any letter of credit issued hereunder.

         "London" - The City of London in England.

         "Material Subsidiary" - Each direct or indirect Subsidiary of the Borrower existing on the date hereof or hereafter acquired or created which (i) has a tangible net worth equal to or greater than 5% of Consolidated Tangible Net Worth of the Borrower and Subsidiaries (calculated as of the most recent fiscal period with respect to which the Agent shall have received financial statements) of the Borrower or (ii) has annual book net income (determined in accordance with generally accepted accounting principles) equal to or greater than 5% of the annual Consolidated Net Income (calculated for the most recent fiscal year of the Borrower for which the Agent has received financial statements) of the Borrower and Subsidiaries; provided; however, that notwithstanding the foregoing, the term "Material Subsidiaries" shall in any event mean Subsidiaries of the Borrower that together with the Borrower itself have combined tangible net worths equal to not less than 85% of Consolidated Tangible Net Worth (calculated as described above) of the Borrower and Subsidiaries and combined annual Net Income of not less than 85% of annual Consolidated Net Income (calculated as described above) of the Borrower and Subsidiaries; provided further that if more than one combination of Subsidiaries satisfies such threshold, then Subsidiaries so determined by the Borrower to be "Material Subsidiaries" shall be specified by the Borrower.

         "Multi-employer Plan" - Any employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any ERISA Affiliate of the Borrower is an "employer" as described in Section 4001(b) of ERISA, which is also a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

         "Participant Bank" - As defined in Section 2.11.

         "PBGC" - As defined in Subsection 5.01(l).

         "Permitted Acquisition" - Any Acquisition which meets all of the following criteria: (1) at the time of such Acquisition, and after giving effect thereto, there is no Default or Event of Default under this Agreement; (2) after giving effect to such Acquisition, the Borrower is in pro forma compliance with each of Subsection 6.01(q) (Consolidated Leverage Ratio), Subsection 6.01(r) (Consolidated Interest Coverage Ratio) and Subsection 6.01(s) (Consolidated Capital Base), with compliance with each of said Subsections being determined on a pro forma basis as at the date of such Acquisition, even if not a fiscal quarter-end; and, prior to any such Acquisition, the Borrower will furnish to the Agent and the Banks pro forma projections, on a quarterly basis, covering at least the then current fiscal year and the following fiscal year (and up to three full fiscal years if requested by the Agent or any Bank), which shall indicate that, after giving effect to such Acquisition, there would not (during any period to which such projections relate) occur any violation of any of Subsections 6.01(q), 6.01(r) or 6.01(s); (3) such Acquisition relates to a Person primarily engaged in (or assets primarily used in) the business of design and manufacture of analog/linear and mixed signal integrated circuits, modules and non-volatile products; (4) such Acquisition is approved by the Board of Directors of the company, the stock or assets of which are being acquired; (5) the prior written approval of the Agent and the Required Banks is obtained for any one Acquisition or series of related Acquisitions for which the total consideration (in cash, stock or otherwise) paid or to be paid (including any earn-out payment) may exceed $40,000,000; and (6) the prior written approval of the Agent and the Required Banks is obtained for each Acquisition if the total consideration paid or to be paid for such Acquisition (in cash, stock or otherwise) (including any earn-out payment), together with such total consideration for all prior Acquisitions closed during the term of this Agreement, would exceed $70,000,000 in the aggregate.

         "Person" - An individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Prime Rate" - That variable rate of interest per annum designated by the Agent, from time to time, as being its prime rate, it being understood that such rate is merely a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

         "Principal Office" - A principal place of business as from time to time designated by the Agent and each Bank, now located as follows: (i) as to the Agent and Fleet, at One Federal Street, Boston, MA 02110, and (ii) as to each of the Banks, as shown on Schedule II attached hereto.

         "Required Banks" - (A) Banks holding at least 66-2/3% of the aggregate principal amount of all Loans outstanding, or (B) if no Loans are outstanding, Banks with Commitments aggregating at least 66-2/3% of the aggregate amount of Commitments outstanding.

         "Reserve Rate" - The aggregate rate, expressed as a decimal, at which the Agent would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) against Eurocurrency Liabilities, as well as any other reserve which would be required of the Agent with respect to the LIBOR Loans if such LIBOR Loans were made by the Agent. The LIBOR Interest Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Rate.

         "Revolving Commitment Amount" - Subject to reduction as provided in
Section 9.06, Fifty Million ($50,000,000) Dollars.

         "Revolving Expiration Date" - March 19, 2002.

         "Revolving Loan Percentage" - As to each of the Banks, the respective percentages shown on Schedule I to this Agreement.

         "Revolving Loans" - Loans made by any Bank to the Borrower pursuant to
Section 2.01.

         "Revolving Notes" - The promissory notes of the Borrower, payable to each of the Banks, in the form of the Exhibit A attached hereto.

         "Subordinated Debt" - All Indebtedness of the Borrower which is fully subordinated to the Loans pursuant to instruments satisfactory in form and substance to the Required Banks.

         "Subsidiary" - As to any Person, any corporation or other entity as to which such Person and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, more than fifty (50%) percent of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

         "Subsidiary Guaranty" - As defined in Subsection 6.01(p).

         "Temporary Loan" - As defined in Section 3.01.

         Section 1.02. Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

         Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles consistently applied on the basis used by the concerned entity in prior years.

                                   ARTICLE II

                         AMOUNTS AND TERMS OF THE LOANS

         Section 2.01. Revolving Loans. Subject to the terms and conditions hereinafter set forth, each Bank severally agrees that, upon the Borrower's request, such Bank will make a loan under this Section 2.01 (each, a "Revolving Loan") to the Borrower, as provided in Section 3.01, on any Business Day prior to the first to occur of (i) the Revolving Expiration Date or (ii) the earlier termination of such Bank's Commitment pursuant to Section 7.02 or Section 9.06, in an amount equal to the product of (x) such Bank's Revolving Loan Percentage times (y) the principal amount of the total Revolving Loans then being requested by the Borrower. The Commitment of each Bank to make Revolving Loans shall terminate and such Bank shall have no further obligation or liability with respect thereto upon the first to occur of said events described in clauses (i) and (ii) of the preceding sentence. In no event shall the Aggregate Revolving Loans outstanding or requested be such that, after giving effect to any such request, the Aggregate Revolving Bank Liabilities would exceed the then-effective Revolving Commitment Amount. Each request by the Borrower for LIBOR Loans hereunder shall be for an aggregate amount of $2,000,000 or an integral multiple of $500,000 in excess of $2,000,000. Each Floating Rate Loan requested will be in the amount of $100,000 or an integral multiple thereof.

         The Revolving Loans made hereunder shall be evidenced by the Revolving Notes of the Borrower, dated as of the date hereof, payable to the order of the respective Banks. The Borrower hereby irrevocably authorizes each Bank to make or cause to be made, on a schedule attached to such Bank's Revolving Note or on the books of such Bank, at or following the time when such Bank makes a Revolving Loan or receives payment or prepayment of principal of any Revolving Loan, an appropriate notation reflecting such transaction (including the date, amount and maturity of each Revolving Loan) and the then aggregate unpaid principal balance of the Revolving Loans owed to such Bank. The aggregate unpaid principal amount of each Revolving Loan made by a Bank, as noted by such Bank from time to time on such a schedule or on its books, shall constitute presumptive evidence of such amount. Failure of a Bank to make any such notation shall not, however, affect any obligation of the Borrower hereunder or under any of the Revolving Notes.

         Section 2.02. Requests for Floating Rate Loans. On each occasion when the Borrower requests Floating Rate Loans, the Borrower will give the Agent telephonic or written notice, specifying the aggregate principal amount of the Floating Rate Loans so requested and the date upon which such Loans are to be made, which date shall be at least one (1) Business Day following that Business Day on which the Agent shall have received such written or telephonic notice (except that the Agent may, in its discretion, accept telephonic notice of any request for Floating Rate Loans up to 10:00 a.m. on the date on which such Floating Rate Loans are to be made). The Agent will promptly notify each Bank that it has received a request from the Borrower for Floating Rate Loans and will inform each Bank of the aggregate principal amount requested, the amount of each Bank's Revolving Loan Percentage of such aggregate principal amount and the date on which each Floating Rate Loan is to be made.

         Section 2.03. Repayment of Principal of Revolving Loans. The Borrower hereby promises to repay in full all Revolving Loans (together with all interest accrued thereon) on the first to occur of (i) the Revolving Expiration Date or
(ii) an acceleration under Subsection 7.02(a) following an Event of Default. In addition, payments will be made by the Borrower so that the Aggregate Revolving Bank Liabilities will never exceed the Revolving Commitment Amount, as same may be from time to time reduced. Such prepayments and payments will be made to the Agent for the account of all Banks on a pro rata basis and will be applied first to Floating Rate Loans and only thereafter to LIBOR Loans.

         Subject to the conditions of this paragraph, the Borrower may prepay, at any time and from time to time, without premium or penalty, the whole or any portion of the Floating Rate Loans; provided that the outstanding Floating Rate Loans made by each Bank shall be paid pro rata. Each LIBOR Loan must be repaid in full on the last day of the Interest Period applicable thereto. The Borrower may not make any prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto unless the Borrower simultaneously with such prepayment pays all amounts owing to the Banks pursuant to the provisions of
Section 2.08. Any payment of LIBOR Loans shall (except in the event of a prepayment pursuant to Section 2.10) be made to all Banks on a pro rata basis. Each prepayment of Revolving Loans, if less than the Aggregate Revolving Loans then outstanding, shall be in a principal amount of at least $2,000,000 as to LIBOR Loans and at least $100,000 as to Floating Rate Loans. The Borrower shall give the Agent at least one Business Day's notice prior to making any prepayment of any Floating Rate Loan and not less than three Business Days' notice prior to making any prepayment of a LIBOR Loan. All payments in respect of the Revolving Loans will be made by the Borrower to the Agent, for the respective accounts of the Banks entitled to same.

         Prior to the Revolving Expiration Date and within the limits and on the conditions contained in this Agreement, the principal amounts of the Revolving Loans (both LIBOR Loans and Floating Rate Loans) which are prepaid or repaid are available for reborrowing hereunder. All Revolving Loans not repaid prior to the Revolving Expiration Date will be due and payable in full on the Revolving Expiration Date, together with all unpaid interest accrued thereon to the date of payment.

         Section 2.04. Interest Payments on Revolving Loans. The Borrower hereby promises to pay interest on the principal amount of the Revolving Loans outstanding from time to time, from the date of the initial Revolving Loan hereunder until payment of all Revolving Loans and the Revolving Notes in full. Interest on Floating Rate Loans will be payable quarterly in arrears on the first day of each calendar quarter, commencing with the first such date after the making of any Revolving Loan. Interest on any LIBOR Loan will be paid on each of the Interest Payment Date or Interest Payment Dates applicable thereto. In any event, interest shall also be paid on the date of payment of the Revolving Loans in full. The rate of interest payable on Floating Rate Loans shall be a fluctuating rate per annum which shall at all times be equal to the Base Rate as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law), with a change in such rate of interest to become effective on the same day on which any change in the Base Rate is effective. The rate of interest payable on any LIBOR Loan will be the LIBOR Interest Rate from time to time applicable thereto. Notwithstanding the foregoing, following the occurrence and during the continuance of an Event of Default, interest on each Revolving Loan will be payable at the Default Rate. If the entire amount of any required principal and/or interest of the Loans is not paid within ten (10) days after the same is due, the Borrower shall, at the request of the Agent, pay to the Agent, for the benefit of the Banks, a late fee equal to five percent (5%) of the required payment.

         Section 2.05. LIBOR Loans. Any Revolving Loan made under this Article II will, except as provided in this Section 2.05, be a Floating Rate Loan. Subject to the conditions set forth in this Agreement, the Borrower may elect that the Revolving Loans to be made on any date under Section 2.01 will be made as LIBOR Loans. Such election shall be made by the Borrower giving to the Agent a written or facsimile notice (a "LIBOR Borrowing Notice") containing the information described below, which LIBOR Borrowing Notice must be received by the Agent not later than 10:00 a.m. (Boston time) on that day which is three Business Days prior to the date of the proposed borrowing. Each LIBOR Borrowing Notice must state that LIBOR Loans are being requested, must specify the aggregate principal amount of the proposed LIBOR Loans requested and must specify the date on which such LIBOR Loans are to be made and the duration (one month, two months, three months, six months or twelve months) of the Interest Period selected by the Borrower for such LIBOR Loans. Any LIBOR Borrowing Notice shall, upon receipt by the Agent, become irrevocable and binding on the Borrower. The Agent shall promptly transmit to each Bank a copy of each LIBOR Borrowing Notice which it receives. If the Borrower submits a LIBOR Borrowing Notice and then fails for any reason to borrow any LIBOR Loan described therein, the Borrower shall, upon submission by any Bank of a Bank Certificate with respect thereto, forthwith indemnify such Bank (with payment to be made to the Agent for the account of such Bank) against any loss or expense incurred by such Bank as a result of any such failure by the Borrower, with any failure to borrow being deemed a prepayment in full for the purpose of Section 2.08. Each LIBOR Loan will mature and be due and payable in full on the last day of the Interest Period applicable thereto. The principal amount of any LIBOR Loan so repaid may be reborrowed as a new LIBOR Loan to the extent and on the terms and conditions contained in this Agreement by delivery to the Agent of a new LIBOR Borrowing Notice conforming to the requirements set forth above in this Section 2.05 or, to the extent and on the terms and conditions contained in this Agreement, may be reborrowed as a Floating Rate Loan (and any LIBOR Loan not so repaid and not so reborrowed as a new LIBOR Loan will be deemed to have been so reborrowed as a Floating Rate Loan). Notwithstanding the foregoing, unless the Agent shall otherwise consent, there may not be more than five different Interest Periods in effect at any one time.

         Any request for a LIBOR Loan may be made only by a duly authorized officer of the Borrower; provided, however, that the Agent may conclusively rely upon any written or facsimile communication received from any individual whom the Agent believes in good faith to be such a duly authorized officer.

         Notwithstanding any other provision of this Agreement, the Agent need not permit the making of any LIBOR Loan at any time when there exists any Default or Event of Default. Further, and without limitation of the foregoing, the Agent will not permit the making of any LIBOR Loan at any time during any period beginning on that date when the Agent has received from the Borrower or from any Bank written notice that a Default or Event of Default has occurred and continuing until each such Default or Event of Default has been waived by the requisite percentage of Banks or has been cured and the Agent has been notified in writing of such cure by Banks holding sufficient Loans or having sufficient Commitments that such Banks could, under Section 9.02, waive each such Default or Event of Default.

         Section 2.06. Commitment and Other Fees. The Borrower will pay to the Agent, for the account of each of the Banks, on the first day of each calendar quarter, commencing on April 1, 1999 and on the Revolving Expiration Date or date of earlier termination of the within facility for Revolving Loans, commitment fees ("Commitment Fees") computed quarterly in arrears (being computed through the last day of the immediately preceding calendar quarter) on the daily average unused portion of such Bank's Revolving Loan Percentage of the Revolving Commitment Amount (as such Revolving Commitment Amount shall be in effect on the relevant day) during the calendar quarter (or portion thereof) for which such Commitment Fees are to be determined. Such Commitment Fees will be payable, based on such daily average unused portion of each Bank's Revolving Loan Percentage of the Revolving Commitment Amount, at a rate per annum which shall at all times be equal to the Applicable Commitment Fee Rate, as in effect from time to time, appropriately prorated for any partial calendar quarter. As used herein, the "unused portion" of a Bank's Revolving Loan Percentage of the Revolving Commitment Amount on any date shall mean that amount by which (x) such Bank's Revolving Loan Percentage of the then-effective Revolving Commitment Amount exceeds (y) the total of (1) the then total outstanding principal amount of all Revolving Loans made by such Bank plus (2) the total Letter of Credit Exposure of such Bank at such date. As used herein, the "Letter of Credit Exposure" of Fleet is the total outstanding amounts of all letters of credit issued by Fleet under Section 2.11 for the account of the Borrower, less the amounts participated to any other Bank hereunder. The "Letter of Credit Exposure" of any Bank other than Fleet is the total outstanding amount in which such other Bank has a participation interest with respect to letters of credit issued by Fleet under Section 2.11 for the account of the Borrower. The Borrower will also pay to Fleet certain Agent's fees, origination fees and other fees with respect to the Loans, all as separately agreed between Fleet and the Borrower.

         The Commitment Fees, origination fees, Agent's fee and other fees provided for in this Section 2.06 are in addition to any fees, balances or charges which may be applicable to other services now or hereafter provided to the Borrower by any Bank or by any of their respective affiliates.

         Section 2.07. Rate Determination Protection.  In the event that:

         (i) the Agent shall determine that, by reason of circumstances affecting the London interbank market or otherwise, adequate and reasonable methods do not exist for ascertaining LIBOR for any Interest Period, or

         (ii) any Bank shall determine that:

                  (A) the making or continuation of any LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely effects the London interbank market or (2) compliance by such Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

                  (B) LIBOR (as adjusted to take into account any applicable
             Reserve Rate) will not adequately and fairly reflect the cost to such Bank of funding its LIBOR Loans for such Interest Period then the Agent or such Bank, as the case may be, shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event, the obligations of each affected Bank to make any new LIBOR Loans shall be suspended until such Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon such Bank shall notify the Borrower.

         Section 2.08. Prepayment of LIBOR Loans. The following provisions of this Section 2.08 shall be effective only with respect to LIBOR Loans:
Subject to the terms of Section 2.03 above, the Borrower shall have right (subject to the payment of the yield maintenance fee described below) to prepay any such LIBOR Loan at any time. If, due to acceleration of any of the Revolving Notes, or due to voluntary or mandatory repayment or prepayment, or due to any other reason, any Bank receives payment of all or any portion of principal of any LIBOR Loan on any date prior to the last day of the then relevant Interest Period or if any LIBOR Loan is for any reason converted to a Floating Rate Loan prior to the last day of the then relevant Interest Period, the Borrower shall, upon demand and receipt of a Bank Certificate from any affected Bank with respect thereto, pay forthwith to such Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the Interest Period applicable to the affected LIBOR Loan shall be subtracted from the "cost of funds" component of the fixed rate (i.e., reserve-adjusted LIBOR) in effect at the date of prepayment or conversion. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being so prepaid or converted. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the relevant Interest Period. Said amount shall be reduced to present value calculated by using the number of days remaining in the relevant Interest Period and by using the above-referenced United States Treasury security rate as the discount rate. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment or conversion of the applicable LIBOR Loan. Any acceleration of a LIBOR Loan due to an Event of Default will give rise to a yield maintenance fee calculated with the respect to such LIBOR Loan on the date of such acceleration in the same manner as though the Borrower had exercised a right of prepayment at that date, such yield maintenance fee being due and payable at that date. No LIBOR Loan may be converted to a Floating Rate Loan except as provided in Section 2.10.

         Section 2.09.  Increased Costs; Capital Adequacy.

         (a) If the adoption or effectiveness, after the date hereof, of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

         (i) shall subject any Bank to any Imposition or other charge with respect to any LIBOR Loan or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on any LIBOR Loan or any other amounts due under this Agreement in respect of any LIBOR Loan or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income of such Bank); or

         (ii) shall impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement already taken into account in determining the applicable Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank or shall impose on any Bank or on the London interbank market any other condition affecting any LIBOR Loan of such Bank, or such Bank's obligations to make LIBOR Loans and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under its Revolving Note with respect thereto, by an amount deemed by such Bank to be material, then, upon demand by such Bank and receipt of a Bank Certificate from such Bank with respect thereto, the Borrower shall pay to the Agent for the account of such Bank such additional amount or amounts as such Bank certifies to be necessary to compensate such Bank for such increased cost or reduction in amount received or receivable; provided, however, that the Borrower's obligations under this Subsection 2.09(a) are subject to the limitation contained in Subsection 2.09(c).

         (b) If any Bank shall have determined that the adoption or effectiveness after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on such Bank's capital with respect to its Commitment or with respect to any Loan or Loans (whether or not LIBOR Loans) to a level below that which such Bank would have achieved (taking into consideration such Bank's policies with respect to capital adequacy immediately before such adoption, effectiveness, change or compliance and assuming that such Bank's capital was then fully utilized) by any amount deemed by such Bank to be material: (i) such Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (ii) the Borrower shall pay to the Agent for the account of such Bank as an additional fee from time to time on demand such amount as such Bank certifies to be the amount that will compensate it for such reduction; provided, however, that the Borrower's obligations under this Subsection 2.09(b) are subject to the limitation contained in Subsection 2.09(c).

         (c) Each Bank will endeavor to give the Borrower, within 270 days following the occurrence of any event or circumstance giving rise to a payment to such Bank under Subsection 2.09(a) and/or 2.09(b), written notice of such occurrence. If a Bank fails to give such notice within such 270-day period, such Bank will not be entitled to compensation under Subsection 2.09(a) and/or Subsection 2.09(b), as applicable, for any amounts incurred or accrued more than 270 days prior to the date on which such Bank does give such notice to the Borrower.

         (d) No failure on the part of any Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion. A Bank Certificate of any Bank claiming compensation under this Section 2.09 shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to the relevant Bank hereunder and the method by which such amounts were determined. In determining such amount, a Bank may use any reasonable averaging and attribution methods. The Borrower shall pay to each Bank, on demand, any taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to this Section 2.09.

         (e) Each Bank and the Agent agrees that it will (i) take all reasonable actions reasonably requested by the Borrower that are without risk or material cost to such Bank or the Agent (as the case may be) to maintain all exemptions available to it from withholding taxes (whether available by treaty or existing administrative waiver), including the filing of any certificate or document if such filing would avoid the need for or reduce the amount of any such additional amounts payable to or for the account of such Bank or the Agent (as the case may be) pursuant to this Section 2.09, and (ii) to the extent reasonable and without material cost to it, otherwise cooperate with the Borrower to minimize any amount payable by the Borrower under this Section.

         Section 2.10. Illegality or Impossibility. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation or administration of any law or regulation applicable to any Bank or any Bank's activities in the London interbank market shall make it unlawful, or any central bank or other governmental authority having jurisdiction over any Bank or any Bank's activities in the London interbank market shall assert that it is unlawful, or otherwise make it impossible, for any Bank to perform its obligations hereunder to make LIBOR Loans or to continue to fund or maintain such LIBOR Loans, then on notice thereof and demand therefor by such Bank to the Agent and the Borrower, (i) the obligation of such Bank to fund LIBOR Loans shall terminate and (ii) the Borrower shall convert to Floating Rate Loans all affected LIBOR Loans or prepay in full all affected LIBOR Loans, in each case prior to the last day on which such LIBOR Loans may legally remain outstanding.

         Section 2.11. Letters of Credit. (a) Subject to the terms and conditions of this Agreement (including, without limitation, satisfaction of the conditions set forth in Section 4.02), at the request of the Borrower made prior to the Revolving Expiration Date, Fleet will from time to time issue stand-by letters of credit for the account of the Borrower; provided that (i) the aggregate of all Letter of Credit Liabilities outstanding will at no time exceed $1,000,000, (ii) the letter of credit issuance fee for any such stand-by letter of credit will be an annual payment (payable in advance) equal to 1% of the then stated amount of such letter of credit (payable to Fleet, for the pro rata benefit of Fleet and the Participant Banks (as defined below)), and (iii) at the time of issuance of any such letter of credit and after giving effect thereto the Aggregate Revolving Bank Liabilities will not exceed the then-effective Revolving Commitment Amount. Further, no letter of credit may be issued with an expiry date later than the Revolving Expiration Date nor with an expiry date (before giving effect to any "evergreen" provisions) in excess of 365 days from the date of issuance. All letters of credit issued under this Section 2.11 and the reimbursement agreements and other documentation relating thereto will be in such form as Fleet may require and all transfer fees, negotiation fees, drawing fees and other charges for out-of-pocket expenses in connection with such letters of credit will be solely for the account of Fleet. Fleet will not be required to issue any such letter of credit if the Borrower has failed to satisfy any of the conditions of Section 4.02. Further, and without limitation of the foregoing, Fleet will not issue any letter of credit under this Agreement at any time during any period beginning on that date when the Agent has received from the Borrower or from any Bank written notice that a Default or Event of Default has occurred and continuing until each such Default or Event of Default has been waived by the requisite percentage of Banks or has been cured and the Agent has been notified in writing of such cure by Banks holding sufficient Loans or having sufficient Commitments that such Banks could, under Section 9.02, waive each such Default or Event of Default.

         (b) If any letter of credit is issued hereunder by Fleet, each Bank other than Fleet (each, a "Participant Bank") will be deemed thereupon automatically to have purchased a participation in such letter of credit from Fleet in proportion to such Participant Bank's respective Revolving Loan Percentage. The terms of such participation will (1) require the Participant Bank to fund to Fleet, on the same Business Day as any amount is drawn under the letter of credit, the Participant Bank's Revolving Loan Percentage of any amount so drawn and not immediately reimbursed by the Borrower, (2) require Fleet to account to the Participant Bank for an amount equal to the Participant Bank's Revolving Loan Percentage of each letter of credit issuance fee (but not drawing fees, negotiation fees, transfer fees or other fees representing compensation for costs and expenses incurred by Fleet) collected by Fleet in connection with such letter of credit, (3) require Fleet to account to the Participant Bank for the Participant Bank's share of any reimbursement payment made by the Borrower to Fleet with respect to any amount drawn under a letter of credit in which the Participant Bank has participated in the funding as described in clause (1) above, and (4) require Fleet to account to the Participant Bank for any interest collected by Fleet from the Borrower on the amount funded (appropriately prorated for the period so funded), as hereinabove provided, by the Participant Bank. The Borrower hereby authorizes Fleet, without further request from the Borrower or from any other party, to cause the Borrower's liability to Fleet or the Banks (or any of them) for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Floating Rate Loan to be made hereunder. The Borrower hereby irrevocably requests that such Floating Rate Loans be made and each Bank agrees to fund its pro rata share of same, notwithstanding that the amount thereof may not be in a minimum amount or an integral multiple as otherwise required for a Floating Rate Loan request and notwithstanding any default which may then exist; provided that no such Floating Rate Loan shall be made so as to cause the Aggregate Revolving Bank Liabilities to exceed the then effective Revolving Commitment Amount. If such a Floating Rate Loan is for any reason not made pursuant to the immediately preceding sentence, the Borrower will be deemed to owe to Fleet and to each Participant Bank a demand loan (which will for all purposes be deemed a "Loan" under this Agreement) in the amount of the letter of credit drawing funded by each of them, respectively, and not reimbursed by the Borrower.

         (c) Each Bank and the Borrower agree that, in paying any drawing under a letter of credit, Fleet shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the relevant letter of credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document.

         (d) Neither Fleet nor any of the respective correspondents, participants or assignees of Fleet shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request of or with the approval of the Banks (including the Required Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document relating to any letter of credit.

         (e) The Borrower hereby assumes (as between the Borrower and Fleet) all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any letter of credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither Fleet nor any of the respective correspondents, participants or assignees of Fleet shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Subsection 2.11(f); provided, however, that the Borrower may have a claim against Fleet, and Fleet may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by Fleet's willful misconduct or gross negligence or Fleet's willful failure to pay under any letter of credit issued for the account of the Borrower after the presentation to Fleet by the beneficiary of such letter of credit of a sight draft and certificate(s) strictly complying with the terms and conditions of such letter of credit. In furtherance and not in limitation of the foregoing: (i) Fleet may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) Fleet shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a letter of credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         (f) The obligations of the Borrower under this Agreement and any reimbursement agreement or other related documents (collectively, "L/C Documents") to reimburse Fleet for a drawing under a letter of credit and to repay any Letter of Credit Liabilities and any drawing under a letter of credit converted into Revolving Loans shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such L/C Documents under all circumstances, including the following:

                  (i) any lack of validity or enforceability of this Agreement or any L/C Documents;

                  (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any letter of credit, or any other amendment or waiver of or any consent to departure from any of the L/C Documents;

                  (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any letter of credit (or any Person for whom any such beneficiary or any such transferee may be acting), Fleet or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by any L/C Documents or any unrelated transaction;

                  (iv) any draft, demand, certificate or other document presented under any letter of credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any letter of credit;

                  (v) any payment by Fleet under any letter of credit against presentation of a draft or certificate that does not strictly comply with the terms of such letter of credit; or any payment made by Fleet under any letter of credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any letter of credit, including any arising in connection with any bankruptcy or reorganization proceedings;

                  (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any letter of credit; or

                  (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

         Section 2.12. Rate Adjustment. This Agreement contemplates that each of the Incremental Rates will be adjusted upon each change in Compliance Level (hereinafter defined).

As used herein, (i) the term "Rate Adjustment Date" will mean the 45th day after the close of each fiscal quarter of the Borrower, commencing with June 14, 1999, and (ii) as to each Rate Adjustment Date, the relevant "Adjustment Measurement Date" will be the fiscal quarter-end immediately preceding such Rate Adjustment Date. The Compliance Level will be determined on each Rate Adjustment Date, based on the Borrower's Consolidated Leverage Ratio determined as at the Adjustment Measurement Date relevant thereto and (except as otherwise provided below) will remain in effect until (but not including) the next following Rate Adjustment Date. For the purposes of this Agreement, the Borrower will be deemed to be in Level One Compliance as at any Rate Adjustment Date if and only if the Borrower's Consolidated Leverage Ratio as at the relevant Adjustment Measurement Date is less than 0.5 to 1. The Borrower will be deemed to be in Level Two Compliance as at any Rate Adjustment Date if the Borrower is not in Level One Compliance as at such Rate Adjustment Date but the Borrower's Consolidated Leverage Ratio as at the relevant Adjustment Measurement Date is less than 1.0 to 1. The Borrower will be deemed to be in Level Three Compliance as at any Rate Adjustment Date if the Borrower is neither in Level One Compliance nor in Level Two Compliance as at such Rate Adjustment Date. The Compliance Level to take effect on each Rate Adjustment Date (including, without limitation, that Rate Adjustment Date which falls in the first quarter of each fiscal year of the Borrower) will be determined based on the unaudited consolidated financial statements of the Borrower as at the relevant Adjustment Measurement Date furnished pursuant to Subsection 6.03(b); provided that if the audited annual consolidated financial statements of the Borrower (when received by the Banks pursuant to Subsection 6.03(a)) indicate that as at any Adjustment Measurement Date which is a fiscal year-end the Borrower's Consolidated Leverage Ratio, as evidenced by said audited financial statements (the "Audited Q4 Consolidated Leverage Ratio"), was different from that Consolidated Leverage Ratio (the "Unaudited Q4 Consolidated Leverage Ratio") which had been shown on the management-generated financial statements theretofore delivered to the Banks pursuant to Subsection 6.03(b) with respect to such Adjustment Measurement Date and the difference is such that the Audited Q4 Consolidated Leverage Ratio would result in a Compliance Level different from that calculated with reference to the Unaudited Q4 Consolidated Leverage Ratio, then, promptly after the relevant audited financial statements have been received by the Banks, (i) the Compliance Level will be adjusted to reflect the Audited Q4 Consolidated Leverage Ratio and
(ii) as applicable, either the Borrower will pay to each Bank (in the case of an increase in the Consolidated Leverage Ratio) an amount which reflects the additional interest and Commitment Fees which such Bank would have received for the period beginning on the relevant Rate Adjustment Date and continuing through the date of such adjustment if the higher Consolidated Leverage Ratio had been in effect, or (in the case of a decrease in the Consolidated Leverage Ratio) each Bank will pay to the Borrower (or credit against payments thereafter coming due under this Agreement and/or such Bank's Revolving Note) an amount equal to the excess interest and fees which each Bank actually received for the period beginning on the relevant Rate Adjustment Date and continuing through the date of such adjustment, "excess interest and fees" being deemed to mean for the purposes of this paragraph, as to each Bank, the result, if positive, of (x) the interest and Commitment Fees actually received by such Bank for such period minus (y) the interest and Commitment Fees which would have been received by such Bank for such period had the Compliance Level corresponding to the Audited Q4 Consolidated Leverage Ratio been in effect throughout such period. Further, and notwithstanding anything provided above in this Section 2.12, if the Borrower's financial statements for any fiscal quarter are for any reason not timely delivered to the Banks, the Borrower will be deemed to be in Level Three Compliance unless and until such financial statements are so delivered to the Banks, at which time the Compliance Level will be determined based on such financial statements and the Incremental Rates will be adjusted (if the Compliance Level so determined is not Level Three Compliance), such adjustment to be effective as at the date of delivery of the relevant financial statements and without retroactive effect. No rate adjustment provided for herein will be deemed to excuse or waive any default resulting from the failure by the Borrower to comply with any other provision of this Agreement (including, without limitation, the provisions of Subsections 6.01(q), (r) and (s) of this Agreement) and, in the event of any such default, the Agent and the Banks will have all of their rights and remedies described in Article VII below consequent thereon. Notwithstanding the foregoing, the Borrower will be deemed to be in Level One Compliance from the date of this Agreement to June 14, 1999, at which date the Compliance Level will be determined on the basis of the relevant Adjustment Measurement Date (i.e., April 30, 1999).

                                   ARTICLE III

                           LOAN PROCEEDS AND PAYMENTS

         Section 3.01. Funding by Banks; Availability. Promptly after the receipt by the Agent of a request for the borrowing of Revolving Loans, the Agent will give a telephonic notice thereof to each Bank. On any Business Day on which Revolving Loans are to be made to the Borrower hereunder, each Bank will make available to the Agent, at the Principal Office of the Agent, in immediately available funds, such Bank's Revolving Loan Percentage of such Revolving Loans. Each Bank will make such funds available to the Agent prior to 2:00 p.m. (Boston Time) (the "Wire Deadline") on such Business Day, provided that, such Bank has received, prior to 11:00 a.m. (Boston time) on such Business Day (or as provided in the sixth sentence of Section 2.05 in the case of LIBOR Loans), written or telephonic notice of the aggregate amount of the Revolving Loans to be made and such Bank's Revolving Loan Percentage thereof. In the event that such immediately available funds are not received from a Bank by the Wire Deadline on any Business Day, such Bank's portion of such Revolving Loan will not be made for the account of such Bank until the Business Day next following the day on which such immediately available funds are received by the Agent. The Agent may make temporary loans (each, a "Temporary Loan") to the Borrower to cover any portion of a proposed Revolving Loan which is not funded by the Wire Deadline, but shall have no obligation to do so. Each Temporary Loan shall be upon such terms and conditions as the Agent and the Borrower may agree; all funds subsequently received by the Agent from the relevant Bank with respect to this Agreement shall be applied to repayment of the Temporary Loan made by the Agent until it is paid in full. Any Temporary Loan will be payable by the Borrower on demand and will bear interest at a per annum rate which shall at all times be equal to the Base Rate, with a change in such rate to become effective on the same day when each change in the Base Rate becomes effective.

         The Commitment of each Bank under this Agreement is the several and individual commitment of such Bank, and neither the Agent nor any other Bank shall have any liability for the failure of a Bank to honor its Commitment hereunder. No failure by a Bank to honor its Commitment hereunder will excuse any other Bank from honoring its own Commitment.

         Section 3.02. Charges Against Accounts. The Agent may charge any general deposit account maintained with the Agent by the Borrower with the amount of all payments of principal, interest and fees due, from time to time, under this Agreement and/or any of the Revolving Notes; and will thereafter notify the Borrower of the amount so charged. The failure of the Agent so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein and/or in the Revolving Notes. The Borrower hereby authorizes the Agent to pay the amounts so charged to itself and/or the Banks, in the manner described in the second sentence of Section 3.04.

         Section 3.03. Use of Loan Proceeds. The proceeds of all Revolving Loans will be used by the Borrower solely for the following purposes: (i) for Permitted Acquisitions and Capital Expenditures permitted hereunder and (ii) for working capital purposes. Letters of credit may be used to support the Borrower's workers' compensation program and for other general corporate purposes.

         Section 3.04. Payments. Subject to Section 3.02 and Section 7.03, all payments of interest, principal and any other sum payable hereunder and/or the Revolving Notes shall be made to the Agent at its Principal Office, in lawful currency of the United States in immediately available funds. Subject to the provisions of Sections 8.04 and 9.04, all payments received by the Agent shall be applied as follows: First, to fees, costs, charges and expenses of the Banks (including Fleet as a letter of credit issuer) and/or the Agent payable by the Borrower under this Agreement or any of the other Loan Documents, being applied pro rata among such Banks and the Agent in proportion to the respective amounts then owed to each of them for such fees, costs, charges and expenses; Second, to the payment of interest, being applied pro rata among the Banks (including the Agent with respect to any Temporary Loans made by the Agent and Fleet as a letter of credit issuer) in proportion to the respective amounts then owed to each of them on account of interest then accrued and unpaid on the Loans; Third, to the payment of principal of the Revolving Loans and Temporary Loans, being applied pro rata among the Banks (including the Agent with respect to any Temporary Loans made by the Agent and Fleet as a letter of credit issuer) in proportion to the respective amounts then owed to each of them on account of principal of the Revolving Loans and Temporary Loans; and Fourth, to the payment of any other amounts owed hereunder or any of the other Loan Documents.

         All payments received from the Borrower by the Agent after 2:00 p.m. on any day shall be deemed received by the Agent as of the next succeeding Business Day. Interest payable under the Revolving Notes and/or this Agreement shall be computed on the basis of a year of 360 days for the number of days actually elapsed.

         Section 3.05. Payment on Non-Business Days. Whenever any payment to be made hereunder or under any of the Revolving Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time.

         Section 3.06. Net Payments. All payments by the Borrower hereunder and/or in respect of any Revolving Note shall be made net of any Impositions and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Agent or any Bank or any other Person.

                                   ARTICLE IV

                              CONDITIONS OF LENDING

         Section 4.01. Conditions Precedent to Initial Loan. Prior to the making of the initial Loan hereunder (or the issuance of any letter of credit hereunder), the Borrower shall deliver to each Bank a duly executed copy of this Agreement and such Bank's respective Revolving Note, and shall deliver to the Agent the documents enumerated below in this Section 4.01, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Agent and its counsel:

         (a) Certified copies of the resolutions of the Board of Directors (and, if necessary, the stockholders) of the Borrower evidencing approval of this Agreement, the Revolving Notes and the other matters contemplated hereby and thereby and certified copies of all documents evidencing other necessary corporate action or approvals, if any, with respect to this Agreement, the Revolving Notes and such other matters, including, without limitation, any required approvals of governmental authorities and other Persons.

         (b) A certificate, signed by the Secretary of the Borrower, setting forth the names and titles of the officers of the Borrower authorized to sign this Agreement, the Revolving Notes and any and all other agreements, certificates, notices and reports referred to herein; such certificate shall contain the true signatures of such officers and shall state that the Agent and the Banks may conclusively rely on the statements made therein until the Agent shall receive a further certificate of such Secretary canceling or amending the prior certificate and submitting signatures of the officers named in such further certificate.

         (c) A copy of the Charter of the Borrower and all amendments thereto, certified by the appropriate Maryland state officer; a copy of the by-laws of the Borrower, as amended to date, as certified by its Secretary; certificates of legal existence and good standing (including, without limitation, tax good standing) for the Borrower in Maryland; and certificates of the appropriate state officials and agencies in all other jurisdictions in which the Borrower maintains any plant, office or other location or is otherwise required to qualify to do business, in each case attesting as to the Borrower's qualification and good standing (including, without limitation, tax good standing) in each such jurisdiction.

         (d) A favorable written opinion of counsel to the Borrower, in form and substance satisfactory to the Agent.

         (e) Consolidated and consolidating financial statements of the Borrower as at January 31, 1998 and for the fiscal year then ended, certified by the Borrower's independent certified public accountants. Also, management-prepared financial statements as at January 31, 1999.

         (f) Interim financial statements for the Borrower as at each of April 30, 1998, July 31, 1998 and October 31, 1998 and for the fiscal periods then ended.

         (g) A certificate dated the date of the initial Loan or letter of credit issuance, given by an authorized officer of the Borrower, affirming compliance with the conditions of Subsections 4.02(a)-(d).

         (h) A certificate executed by the chief financial officer of the Borrower, dated the date of such initial Loan or letter of credit issuance, demonstrating compliance with each of Subsections 6.01(q), 6.01(r) and 6.01(s).

         (i) Certificates of the insurance required hereunder.

         (j) Such documents which, in the opinion of any Bank, are required to be obtained in connection with the Loans to be made by such Bank by reason of the provisions of any law or regulation applicable to such Bank, and the statements made in such documents shall be such as, in the opinion of such Bank, will permit such Loans from such Bank in accordance with such laws and regulations.

         (k) Such other documents, instruments, records, assignments, consents, certificates, opinions, assurances and authorizations as the Agent shall reasonably require.

         (l) It shall also be a prerequisite to the making of any Revolving Loans or the issuance of any letter of credit under this Agreement that the Borrower shall have obtained and shall have delivered to the Agent (with copies to the Banks) a Subsidiary Guaranty from Benchmarq Microelectronics, Inc. ("Benchmarq") in a form satisfactory to the Agent and the Banks and shall have delivered to the Agent (with copies to the Banks) the opinions, certificates and other items contemplated by Subsection 6.01(p) with respect to said Subsidiary Guaranty from Benchmarq.

         Section 4.02. Conditions Precedent to All Loans. The obligation of each Bank to make any Loan (including the initial Loan) and the obligation of Fleet to issue any letter of credit for the account of the Borrower are subject to the further conditions precedent that on the date on which such Loan is made or on which such letter of credit is issued (and, in each case, after giving effect to such transaction):

         (a) The statements, representations and warranties of the Borrower made in this Agreement shall continue to be correct as of the date of such Loan or letter of credit issuance, as the case may be, excluding, however, representations and warranties which are expressly stated herein as being made as of a specific date and also excluding representations and warranties of existing circumstances to the extent that Sections 6.01 and 6.02 of this Agreement expressly contemplate that such circumstances may change without violation of this Agreement.

         (b) The covenants and agreements of the Borrower contained herein shall have been complied with on and as of the date of such Loan or letter of credit issuance, as the case may be.

         (c) No Default or Event of Default shall have occurred and be continuing.

         (d) No material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Banks.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         Section 5.01. Representations and Warranties. As an inducement to the Banks to execute this Agreement and to make Loans hereunder to the Borrower, the Borrower hereby represents and warrants to the Agent and to each Bank as follows:

         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Maryland. The Borrower has the corporate power and authority to enter into and perform this Agreement, to execute and deliver each of the Revolving Notes, to enter into and perform all of the obligations required of the Borrower by all other instruments and other documents referred to herein to which it is a party, to fulfill its obligations set forth herein and therein and to carry out the transactions contemplated hereby and thereby. The Borrower has all requisite corporate power to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Borrower is duly qualified to do business and in good standing in New Hampshire and in each other jurisdiction where the Borrower owns, leases or operates any real or personal property and in each other jurisdiction where the failure to be so qualified could (singly or in the aggregate with all such other failures to be qualified) have a material adverse effect on the business, prospects, condition, affairs or operations of the Borrower, all such jurisdictions being as set forth on Exhibit B hereto. At the date of this Agreement, except as set forth on Exhibit B hereto, the Borrower has no Subsidiaries and the Borrower is not a member of any partnership or joint venture.

         (b) At the date hereof, except as set forth on Exhibit C hereto, no Person is known by the Borrower to own, of the record and/or beneficially, 5% or more of any class of outstanding securities of the Borrower. The Borrower owns, directly or indirectly, 100% of the capital stock of each of its Subsidiaries, if any.

         (c) The execution, delivery and performance of this Agreement, the Revolving Notes and the other documents required to be executed by the Borrower pursuant hereto have been duly authorized by all necessary corporate action, will not require the consent of any third party, and will not conflict with, violate the provisions of, or cause a default or constitute an event which, with the passage of time or the giving of notice or both, could constitute a default on the part of the Borrower under any contract, agreement, law, rule, order, ordinance, franchise, instrument or other document or under any provision of the Charter or by-laws of the Borrower, or result in the imposition of any lien or encumbrance (except in favor of the Agent) on any property or assets of the Borrower. This Agreement and the other documents delivered to the Agent or to any Bank by the Borrower pursuant hereto (including, without limitation, the Revolving Notes) have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower, enforceable as against the Borrower in accordance with their respective terms.

         (d) Except as disclosed on Exhibit D hereto, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened, anticipated or contemplated (nor, to the knowledge of the Borrower, is there any basis therefor) against or affecting the Borrower or any Subsidiary of the Borrower by or before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could prevent or hinder the consummation of the transactions contemplated hereby or call into question the validity of this Agreement, any Revolving Note or any other instrument provided for or contemplated by this Agreement or any action taken or to be taken in connection with the transactions contemplated hereby or thereby, nor are there any such actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened, anticipated or contemplated which, if determined adversely to the Borrower or any Subsidiary of the Borrower, in any single case or in the aggregate, could result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower.

         (e) Neither the Borrower nor any Subsidiary of the Borrower is in violation of any term of its Charter or by-laws, as now in effect, nor in violation of any mortgage, indenture or judgment, decree or order, any other instrument, contract or agreement or any administrative determination, failure to comply with which, singly or in the aggregate with all such other failures, could have a material adverse effect upon the business, prospects, condition, affairs or operations of the Borrower.

         (f) The Borrower and each Subsidiary of the Borrower has filed proper and accurate federal, foreign, state and local tax returns, reports and estimates for all years and periods for which any such returns, reports or estimates were required to be filed and has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by any such returns, reports or estimates. Neither the Borrower nor any such Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and no deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

         (g) The Borrower is in compliance with (and each Subsidiary of the Borrower is in compliance with) all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets and all premises occupied by it, failure to comply with which could, singly or in the aggregate with all other such failures, have a material adverse effect upon the business, prospects, condition, affairs or operations of the Borrower. Without limiting the foregoing, the Borrower and each Subsidiary of the Borrower has all the required franchises, licenses, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used or as proposed to be conducted, owned and used, other than any such franchises, licenses, certificates or authorizations the failure to obtain which could not, singly or in the aggregate with all other such failures, have a material adverse effect upon the business, prospects, condition, affairs or operations of the Borrower. Neither the Borrower nor any Subsidiary of the Borrower has received any notice, not heretofore complied with, from any federal, state or local authority or any insurance or inspection body that any of its properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law or any other requirement of any such authority or body. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution or delivery of, or for the performance by the Borrower of any of its obligations under, this Agreement, any Revolving Note or any other instrument provided for or contemplated by this Agreement.

         (h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System. The Borrower and its Subsidiaries are primarily engaged in the business of design and manufacture of analog/linear and mixed signal integrated circuits, modules and non-volatile products. The Borrower is not an "investment company" nor the "affiliate" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

         (i) The Borrower and each Subsidiary of the Borrower has good and marketable title to all assets now carried on its books, including those reflected on its financial statements referred to in Subsection 5.01(j) or acquired since the date of such statements, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except as permitted under Subsection 6.02(b). The Borrower and each Subsidiary of the Borrower enjoys peaceful and undisturbed possession under all leases under which it is operating, and all of such leases are valid and subsisting and in full force and effect.

         (j) The financial statements of the Borrower for the fiscal year ended January 31, 1998 and for the fiscal quarters ended April 30, 1998, July 31, 1998 and October 31, 1998, respectively, each heretofore delivered to the Banks, fairly present the financial condition of the Borrower as at the dates thereof and for the periods covered thereby. The aforesaid financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the relevant periods. Neither the Borrower nor any Subsidiary of the Borrower has any liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in any notes thereto that could materially adversely affect the financial condition of the Borrower. The following representations are true at the date hereof and shall be true at the date of each Loan, in each case since the date of the most recently delivered financial statements: (i) there has been no material adverse change in the business, assets or condition, financial or otherwise, of the Borrower or of any of the Subsidiaries of the Borrower; (ii) neither the business, condition or operations of the Borrower or any of the Subsidiaries of the Borrower nor any of their respective properties or assets have been materially adversely affected as the result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against;
(iii) neither the Borrower nor any of the Subsidiaries of the Borrower has experienced any material controversy or problem with its employees or with any labor organization; and (iv) except as previously disclosed in writing to the Agent and the Banks, neither the Borrower nor any of the Subsidiaries of the Borrower has entered into any material transaction other than in the ordinary course of its business.

         (k) The Borrower and each Subsidiary of the Borrower owns or has a valid right to use the patents, patent rights or licenses, formulae, copyrights, trademarks, trademark licenses, trademark applications, service marks, service mark licenses, service mark applications and trade names now being used or necessary to conduct its business. To the Borrower's knowledge, except as set forth on Exhibit E attached hereto, the conduct of the respective businesses of the Borrower and each of the Subsidiaries of the Borrower, as now operated, does not conflict with valid patents, patent rights or licenses, copyrights, trademarks, trademark licenses, service marks, service mark licenses or trade names of others in any manner that could materially adversely affect the business, prospects, assets or condition, financial or otherwise, of the Borrower or any Subsidiary of the Borrower.

         (1)      The Borrower represents and warrants that:

                  (i) None of the employee benefit plans maintained at any time by the Borrower or any ERISA Affiliate of the Borrower or the trusts created thereunder has engaged in a prohibited transaction which could subject any such employee benefit plan or trust to a material tax or penalty on prohibited transactions imposed under Section 4975 of the Internal Revenue Code or under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  (ii) None of the employee benefit plans maintained at any time by the Borrower or any such ERISA Affiliate which are employee pension benefit plans and which are subject to Title IV of ERISA or the trusts created thereunder has been terminated so as to result in a material liability of the Borrower or any such ERISA Affiliate under ERISA nor has any such employee benefit plan of the Borrower or any such ERISA Affiliate incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") established pursuant to ERISA; neither the Borrower nor any such ERISA Affiliate has withdrawn from or caused a partial withdrawal to occur with respect to any Multi-employer Plan resulting in any assessed and unpaid withdrawal liability; the Borrower and each such ERISA Affiliate has made or provided for all contributions to all such employee pension benefit plans which they maintain and which are required as of the end of the most recent fiscal year under each such plan; neither the Borrower nor any such ERISA Affiliate has incurred any accumulated funding deficiency with respect to any such plan, whether or not waived; nor has there been any reportable event, or other event or condition, which presents a material risk of termination of such employee benefit plan by the PBGC.

                  (iii) The present value of all vested accrued benefits under the employee pension benefit plans which are subject to Title IV of ERISA maintained by the Borrower or any such ERISA Affiliate did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such employee benefit plans allocable to such benefits.

                  (iv) The consummation of the Loans and the issuance of the letters of credit provided for in Article II will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption.

                  (v)  Each employee pension benefit plan subject to Title
IV of ERISA maintained by the Borrower or any such ERISA Affiliate has been maintained in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules.

                  (vi) There has been no material withdrawal liability incurred and unpaid with respect to any Multi-employer Plan to which the Borrower or any such ERISA Affiliate is or was a contributor.

                  (vii) As used in this Agreement, the terms "employee benefit plan", "employee pension benefit plan", "accumulated funding deficiency", "reportable event" and "accrued benefits" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Internal Revenue Code and ERISA.

                  (viii) Neither the Borrower nor any such ERISA Affiliate has any liability not disclosed on any of the financial statements furnished to the Banks pursuant to Subsection 5.01(j) hereof, contingent or otherwise, under any plan or program or the equivalent for unfunded post-retirement benefits, including pension, medical and death benefits, which liability could have a material adverse effect on the Borrower or any such ERISA Affiliate.

         (m) The chief executive office and principal place of business of the Borrower is located at 7 Continental Boulevard, Merrimack, NH 03054.

         (n) None of the officers or key employees of the Borrower or of any Subsidiary of the Borrower is subject to any agreement in favor of anyone other than the Borrower or such Subsidiary, as the case may be, which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or such Subsidiary, as the case may be, or to use therein any property or confidential information or which grants to anyone other than the Borrower or such Subsidiary, as the case may be, any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

         (o) Neither the Borrower nor any Subsidiary of the Borrower is now a party to any contract or agreement, the terms of which now have or, as far as can be reasonably foreseen, would be reasonably likely to have a material adverse effect on the financial condition, business, prospects or properties of the Borrower or such Subsidiary, as the case may be.

         (p) Neither this Agreement, nor the financial statements referred to herein, nor any certificate delivered pursuant to this Agreement, nor any other agreement, document, certificate or statement furnished to any Bank or to the Agent by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         (q) As of the date hereof, there does not exist any Default or Event of Default hereunder.

         (r) Except as set forth on Exhibit F attached hereto, the Borrower and each Subsidiary of the Borrower is in compliance with all applicable Environmental Laws in all material respects. Except as set forth on Exhibit F attached hereto, neither the Borrower nor any Subsidiary of the Borrower has been notified of any action, suit, proceeding or investigation which calls into question compliance by the Borrower or any such Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material.

         (s) Neither the Borrower nor any Subsidiary of the Borrower is engaged in and none of them has engaged in any course of conduct that could subject any of their respective properties to any lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws.

         (t) The Borrower and each Subsidiary of the Borrower is in compliance in all material respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including, without limitation, those pertaining to wages, hours, working conditions, benefits, occupational safety and taxation and there is neither pending or threatened any material litigation, administrative proceeding nor, to the knowledge of the Borrower, any investigation, in respect of any such matters which could reasonably be expected to have a material adverse effect on the Borrower.

         (u) The Borrower, including the Borrower's Benchmarq operations, has completed an assessment of all computer-based software and hardware to ensure Year 2000 compliance. Certain non-Year 2000 compliant systems and software are being modified, scrapped or replaced. In addition, the Borrower has begun replacement of certain business systems with a Year 2000 compliant enterprise resource planning system ("ERP system") in order to improve reporting and productivity. Formal communications have been established with all significant vendors to determine the extent to which the Borrower could be impacted by third parties' failure to remediate their own Year 2000 issues. The Borrower is currently unaware of any Year 2000 issues at the Borrower or a third party that will not be compliant in a timely manner and could result in a material effect on the Borrower's business, results of operations or financial condition. Year 2000 project expenditures, excluding capitalized costs associated with the ERP system, have been immaterial to date and are not anticipated to exceed $1.0 million. The Borrower's Year 2000 project is expected to be substantially completed by June, 1999. The Borrower will, at the request of the Agent or any Bank, provide such reports and other information as the Agent or any Bank, as the case may be, may reasonably request in order to evidence Year 2000 compliance.

                                   ARTICLE VI

                            COVENANTS OF THE BORROWER

         Section 6.01. Affirmative Covenants Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof or of any of the other Loan Documents, the Borrower hereby covenants and agrees that so long as any Commitment is in effect or any Loan is outstanding or any other obligation of the Borrower to any Bank and/or the Agent remains unpaid or any letter of credit issued by Fleet for the account of the Borrower is outstanding:

         (a) (Payment of Loans) The Borrower will pay the principal of and interest on each of the Revolving Notes at the times and place and in the manner provided for in the Revolving Notes and herein, and will promptly pay when due any and all other amounts owing to any Bank and/or the Agent, in respect of fees or otherwise.

         (b) (Taxes and Other Obligations) The Borrower will pay and discharge (and will cause each of its Subsidiaries to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or them, or upon its or their income or profits, or upon any properties belonging to it or them, prior to the date on which penalties or interest would attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Borrower or any Subsidiary of the Borrower; provided that neither the Borrower nor any such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings which serve as a matter of law to stay the enforcement of the remedies of the taxing authority or claimant and as to which the Borrower or the Subsidiary concerned, as the case may be, shall have set aside on its books and maintains adequate reserves. The Borrower will pay (and will cause each of its Subsidiaries to pay) in a timely manner all material lease obligations, material trade debt and purchase money obligations, other than any such lease obligations, trade debt or purchase money obligations which the Borrower or the relevant Subsidiary (as the case may be) is contesting in good faith, with adequate reserves having been established and maintained, under circumstances in which no material asset or interest of the Borrower or such Subsidiary could be jeopardized. The Borrower will fully, faithfully and punctually perform and fulfill (and will cause each of its Subsidiaries fully, faithfully and punctually to perform and fulfill) all material covenants and agreements under any leases of real estate, agreements relating to purchase money debt, equipment leases and other material contracts, other than any such covenants and agreements which the Borrower or the relevant Subsidiary (as the case may be) is contesting in good faith, with adequate reserves having been established and maintained, under circumstances in which no material asset or interest of the Borrower or such Subsidiary could be jeopardized.

         (c) (Insurance) The Borrower will maintain (and will cause each of its Subsidiaries to maintain), with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Agent from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales. The Borrower will provide to the Agent (not less frequently than annually) certificates of such insurance.

         (d) (Legal Existence and Qualification) The Borrower will preserve and maintain (and will cause each of its Subsidiaries to preserve and maintain) its corporate existence, rights, franchises and privileges and remain in good standing in the jurisdiction of its incorporation. The Borrower will qualify and remain qualified and in good standing (and will cause each of its Subsidiaries to qualify and remain qualified and in good standing) in each other jurisdiction in which it maintains a plant, warehouse or office and in each other jurisdiction in which the failure so to qualify (singly or in the aggregate with all other such failures) could have a material adverse effect on the business, prospects, condition or operations of the Borrower.

         (e) (Compliance with Laws) The Borrower will comply (and will cause each of its Subsidiaries to comply) with the requirements of all applicable laws (including, without limitation, laws relating to environmental protection), rules, regulations and the orders of any court or other tribunal or governmental or administrative authority or agency applicable to it or to its business, property or assets, all to the extent that failure to comply with any such laws, rules, regulations or orders could, singly or in the aggregate with all other such failures, have a material adverse effect on the business, prospects, condition or operations of the Borrower. The Borrower will obtain and maintain (and will cause each of its Subsidiaries to obtain and maintain) all licenses, permits and permissions relating to its properties or business, failure to obtain or maintain which could, singly or in the aggregate with all other such failures, have a material adverse effect on the business, prospects, condition or operations of the Borrower or any such Subsidiary.

         (f) (Inspection) The Borrower will permit (and will cause each of its Subsidiaries to permit) the Agent or any Bank, and any agents or representatives thereof, to visit the properties of the Borrower and each such Subsidiary, and to examine and make copies of and take abstracts from the records and books of account of the Borrower and each such Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers and independent accountants and with such other persons as may be designated by such officers, all of whom are hereby authorized and directed to cooperate with the Agent or such Bank, as the case may be, in carrying out the intent of this Subsection 6.01(f). As long as no Event of Default has occurred and is continuing, any visitation and/or examination under this Subsection 6.01(f) will be made only at reasonable times upon reasonable prior notice and will be conducted in such manner as not to unreasonably interfere with the conduct of the Borrower's business.

         (g) (Books and Records) The Borrower will keep proper and complete records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries. All financial statements submitted to the Agent or to any Bank under this Agreement will be prepared in accordance with generally accepted accounting principles consistently applied, except that interim statements may be subject to normal year-end audit adjustment and to the absence of footnotes.

         (h) (Maintenance of Properties) The Borrower will maintain and preserve (and will cause each of its Subsidiaries to maintain and preserve) all of their respective properties necessary or useful in the proper conduct of their respective businesses in good working order and condition, making all necessary repairs thereto and replacements thereof.

         (i) (Management) The Borrower will maintain experienced and competent professional senior management with respect to its business and properties.

         (j) (Continuation of Business) The Borrower will continue to conduct (and will cause each of its Subsidiaries to continue to conduct) in the ordinary course, the business in which each of them is presently engaged. Neither the Borrower nor any of the Subsidiaries of the Borrower will, without the prior written consent of the Agent, directly or indirectly enter into any lines of business, businesses or ventures outside the areas of design and manufacture of analog/linear and mixed signal integrated circuits, modules and non-volatile products.

         (k) (Bank Accounts) The Borrower will maintain its principal bank accounts with the Agent.

         (l) (Environmental Clean-Up) If the Borrower or any Subsidiary shall receive notice from any governmental authority that the Borrower or such Subsidiary has violated any applicable Environmental Law, the Borrower shall to the extent required by law (and in any event within the time period permitted by the applicable governmental authority) remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation.

         (m) (Indemnification) The Borrower hereby agrees to defend, indemnify and hold the Agent and each Bank harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, clean-up costs and reasonable attorneys' fees) arising directly or indirectly from, out of or by reason of the handling, storage, treatment, emission or disposal of any Hazardous Material by or in respect of the Borrower or any Subsidiary of the Borrower or any property owned or leased or operated by the Borrower or any Subsidiary; provided, however, that nothing contained herein will be deemed to entitle any Bank or the Agent to indemnification against any claims, losses, liabilities, damages or expenses arising out of such Person's gross negligence or willful misconduct. The provisions of this Subsection 6.01(m) shall survive repayment of the Loans, occurrence of the Revolving Expiration Date and the expiration or termination of this Agreement.

         (n) (ERISA Requirement) The Borrower will comply in all material respects with all requirements of ERISA applicable to it and furnish to the Agent as soon as possible and in any event (i) within 30 days after the Borrower knows or has reason to know that any reportable event with respect to any employee benefit plan subject to Title IV of ERISA maintained by the Borrower or any ERISA Affiliate of the Borrower which could reasonably be expected to give rise to termination or the imposition of any material tax or penalty has occurred, a written statement of the Borrower describing in reasonable detail such reportable event and any action which the Borrower or the applicable ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice that the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any employee benefit plan or plans of the Borrower or any such ERISA Affiliate or to appoint a trustee to administer any such plan, and (iii) within 10 days after a filing with the PBGC pursuant to Section 412(n) of the Internal Revenue Code of a notice of failure to make a required installment or other payment with respect to a plan, a certificate of an authorized officer of the Borrower setting forth details as to such failure and the action that the Borrower or the affected ERISA Affiliate, as applicable, proposes to take with respect thereto, together with a copy of such notice given to the PBGC.

         (o) (Use of Proceeds) The Borrower will use the proceeds of the Loans solely for the purposes specified in Section 3.03 hereof.

         (p) (Material Subsidiaries; Subsidiary Guaranties) Within 10 days of the acquisition or creation of any Material Subsidiary or of any existing Subsidiary becoming a Material Subsidiary, the Borrower will cause to be delivered to the Agent each of the following:

                  (i) A guaranty (a "Subsidiary Guaranty") in form and substance satisfactory to the Agent pursuant to which such Material Subsidiary shall guaranty the obligations of the Borrower under this Agreement and the Revolving Notes;

                  (ii) An opinion of counsel to the relevant Subsidiary dated as of the date of delivery of the instrument provided for in the foregoing clause (i) and addressed to the Agent and the Banks, in form and substance reasonably acceptable to the Agent, to the effect that:

                           (A) such Subsidiary is duly organized, validly
                  existing and in good standing in the jurisdiction of its organization, has the requisite power and authority to own its properties and conduct its business as then owned and then proposed to be conducted and has the requisite power and authority to execute and deliver its respective Subsidiary Guaranty and to perform all of its obligations thereunder; and

                           (B) the execution, delivery and performance of the
                  Subsidiary Guaranty have been duly authorized by all requisite corporate action (including any required shareholder approval) on the part of such Subsidiary, such Subsidiary Guaranty has been duly executed and delivered by such Subsidiary and same constitutes the legal, valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with its terms; and

                  (iii) Current copies of the Charter documents, including a partnership agreement and certificate of limited partnership, if applicable, and by-laws of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners or appropriate committees (and, if required by such Charter documents, by-laws or by applicable laws, of the shareholders or partners) of such Subsidiary authorizing the actions and the execution and delivery of the documents described above in this Subsection, together with evidence satisfactory to the Agent that such Subsidiary is solvent as of such date and after giving effect to its execution of its Subsidiary Guaranty.

         The Borrower covenants and agrees that on or prior to April 19, 1999 it will obtain and deliver to the Agent (with a copy to each Bank) a Subsidiary Guaranty from Benchmarq, together with the opinion, certificates and other material described above in this Subsection 6.01(p). The Borrower represents and warrants that, as of the date of this Agreement, the Borrower has no Material Subsidiary other than Benchmarq.

         (q) (Consolidated Leverage Ratio) As used herein, the term "Determination Date" means the last day of each fiscal quarter of the Borrower, commencing with its results as at January 31, 1999. The Borrower will maintain on a consolidated basis, as at each Determination Date, a Consolidated Leverage Ratio of not more than 1.5 to 1.

         (r) (Interest Coverage) The Borrower will maintain, as at each Determination Date, a Consolidated Interest Coverage Ratio of not less than 2.5 to 1. The Consolidated Interest Coverage Ratio as at each Determination Date will be determined on the basis of the Consolidated Cash Flow achieved during the 12-month period ended at such Determination Date and the Consolidated Interest Expense for such 12-month period ended at such Determination Date.

         (s) (Capital Base) The Borrower will maintain, as at each Determination Date, a Consolidated Capital Base which shall not be less than the then-effective TCB Requirement. As used herein, the "TCB Requirement" deemed to have been in effect as at January 31, 1999 shall be $160,000,000. As at each subsequent Determination Date (commencing with April 30, 1999), the TCB Requirement will be equal to the sum of: (1) that TCB Requirement which had been in effect as at the immediately preceding Determination Date, plus (2) 75% of the quarterly Consolidated Net Income of the Borrower and Subsidiaries for the fiscal quarter ending with the then current Determination Date (but without giving effect to any such quarterly Consolidated Net Income which is less than zero for any fiscal quarter), plus (3) 75% of the proceeds of any equity securities sold (not including, for this purpose, consideration (up to an aggregate of $7,000,000 per fiscal year) received by the Borrower in respect of the exercise of employee stock options) by the Borrower during the fiscal quarter ending at such Determination Date and 75% of the proceeds of any Subordinated Debt issued by the Borrower and/or its Subsidiaries during the fiscal quarter ending at such Determination Date (nothing contained herein being deemed to approve the issuance of any such Subordinated Debt).

         Section 6.02. Negative Covenants. Without limiting any other covenants and provisions hereof or of any of the other Loan Documents, the Borrower hereby covenants and agrees that, so long as any Commitment is in effect or any Loan is outstanding or any other obligation of the Borrower to any Bank and/or the Agent remains unpaid or any letter of credit issued by Fleet for the account of the Borrower is outstanding:

         (a) (Indebtedness) The Borrower will not create, incur, assume or suffer to exist (nor will the Borrower permit any of its Subsidiaries to create, incur, assume or suffer to exist) any Indebtedness, except for:

                  (i) Indebtedness owed hereunder to any Bank or to the Agent, including without limitation, the Indebtedness represented by the Revolving Notes;

                 (ii) Indebtedness of the Borrower or any such Subsidiary for taxes, assessments and governmental charges or levies, to the extent payment thereof shall not at the time be required under Subsection 6.01(b) above;

                (iii) unsecured current liabilities of the Borrower or any such Subsidiary (other than for money borrowed or for the deferred purchase price of property) incurred upon customary terms in the ordinary course of business and unsecured advances or progress payments under contracts incurred on customary terms in the ordinary course of business;

                 (iv) purchase money Indebtedness and Capital Lease financing owed to vendors or lessors of equipment used in the business of the Borrower or any such Subsidiaries; provided that the purchase money Indebtedness and Capital Lease financing permitted under this clause
         (iv) will never exceed $5,000,000 in aggregate principal amount outstanding at any one time;

                  (v) other Indebtedness existing at the date hereof, but only to the extent set forth on Exhibit G hereto;

                  (vi) Subordinated Debt incurred after the date hereof on terms acceptable to the Required Banks in an aggregate amount not to exceed $5,000,000;

                  (vii) existing guaranties expressly permitted pursuant to Subsection 6.02(c) below; and

                  (viii) liability arising out of interest rate swaps, currency exchange contracts and other similar products for protection against fluctuations in interest rates and/or currency exchange rates; provided that the aggregate notional amounts for all interest rate swaps, and other interest rate protection products will not exceed $3,000,000 and the aggregate notional amounts for all currency exchange contracts will not exceed $10,000,000.

         (b) (Liens) The Borrower will not create, incur, assume or suffer to exist (nor will the Borrower permit any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "liens") upon or with respect to any of its property or assets, now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

                  (i) liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of such Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement of any remedies of the taxing authorities and as to which adequate reserves have been made and are maintained;

                  (ii) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made and are maintained;

                  (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

                  (iv) liens existing on the date hereof to the extent listed on Exhibit G hereto;

                  (v) liens securing the performance of bids, tenders, statutory obligations and surety bonds arising in the ordinary course of business and not involving the repayment of borrowed money;

                  (vi) zoning restrictions, easements and rights or restrictions of record on the use of real property which do not materially detract from its value or impair its use; and

                  (vii) Capital Leases and liens securing the purchase price of property (to the extent such Capital Leases and purchase money financing are permitted by clause (iv) of Subsection 6.02(a) above), provided that each such lien is given solely to secure the purchase price of (or lease payments in respect of) such property, does not extend to any other property and is given at the time of the acquisition of such property.

         (c) (Guaranties) The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable (nor will the Borrower permit any of its Subsidiaries to assume, guarantee, endorse or otherwise become directly or contingently liable), including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss, in connection with any Indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, (ii) any guaranty in favor of the Agent for the benefit of the Banks and (iii) existing guaranties described on Exhibit H hereto.

         (d) (Mergers, Dispositions, etc.) The Borrower will not merge or consolidate with any other Person, except that the Borrower may merge with any other Person which is a wholly-owned Subsidiary of the Borrower at the date of this Agreement or which is acquired hereafter by the Borrower pursuant to a Permitted Acquisition; provided that, in each such case, (i) the Borrower is the surviving corporation, (ii) such merger does not result in any material change in the executive officers of the Borrower, (iii) if made pursuant to an Acquisition, such merger does not result in the issuance of capital stock of the Borrower in such amount so that the former stockholders of the acquired company would receive shares of any class of voting stock of the Borrower aggregating more than 25% of the total number of shares of such class of stock outstanding immediately after such merger and (iv) at the time of such merger there is, and after giving effect thereto there would be, no violation of any of the financial tests set forth in any of Subsections 6.01(q), 6.01(r) or 6.01(s). Compliance with each of the financial tests described in clause (iv) of the immediately preceding sentence will be determined on a pro forma basis based on the Borrower's financial position as at the end of its most recently completed fiscal quarter and giving effect to such merger on a pro forma basis as if same had occurred at such fiscal quarter-end. The Borrower will not liquidate or dissolve or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any item or items material to its business (whether now owned or hereafter acquired) included in the assets of the Borrower (nor will the Borrower permit any of its Subsidiaries to do any of the foregoing), except that the Borrower and its Subsidiaries may sell or dispose of property through (i) sales of inventory in the ordinary course of business, (ii) disposal of worn out or obsolete equipment in the ordinary course of business, (iii) sale or disposal of any of the property described on Exhibit I hereof and (iv) sale or disposal in any one fiscal year of other items with a book value aggregating not more than $1,000,000.

         (e) (No Factoring) The Borrower will not sell, assign, factor or dispose in any way of any of its receivables or other rights to payment, with or without recourse, except for assignment for collection in the ordinary course of business, nor will the Borrower permit any of its Subsidiaries to do any of the foregoing.

         (f) (Loans and Advances) The Borrower will not make or maintain, nor permit any of its Subsidiaries to make or maintain, any loan or advance to any Person, including, without limitation, the Borrower's directors, officers and employees, except travel advances, advances against salary and loans hereafter made to employees in the ordinary course (all of which loans and advances described in this clause shall not exceed $500,000 in the aggregate outstanding at any one time).

         (g) (Investments and Acquisitions) The Borrower will not, without the Agent's prior written consent, invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, hold or purchase any such stock or securities) except (i) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof, (ii) other investment grade debt securities, (iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this Subsection 6.02(g), (iv) deposits with or certificates of deposit issued by the Agent and any other obligations of the Agent or the Agent's parent, (v) deposits in any other bank organized in the United States having capital in excess of $100,000,000, (vi) other short-term investments consistent with the Borrower's investment policy, a copy of which is attached hereto as Exhibit J hereto, (vii) other existing investments of the Borrower described on Exhibit K hereto, (viii) investments made by the Borrower pursuant to employee incentive plans pending disbursement to participating employees, (ix) minority investments for strategic purposes in Persons (other than Subsidiaries) who supply goods and/or services to the Borrower or who are in the same line of business as the Borrower; provided that, in any event, the aggregate amount so invested by the Borrower during the term of this Agreement will not exceed $25,000,000; and (x) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to this Subsection 6.02(g); provided that in any event the tangible net worth of the Borrower alone (exclusive of its investment in Subsidiaries and any debt owed by any Subsidiary to the Borrower) will not be less than 80% of the Consolidated Tangible Net Worth of the Borrower and Subsidiaries. The Borrower agrees that it will give the

Agent prompt written notice if it forms or acquires any Subsidiary. Exhibit K hereto sets forth, inter alia, all investments by the Borrower in Subsidiaries existing at the date hereof. Without limitation of the foregoing, the Borrower will not make any Acquisition other than Permitted Acquisitions. Nothing contained in this Subsection 6.02(g) shall permit the Borrower to use, directly or indirectly, proceeds of any Loan for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation U.

         (h) (ERISA) The Borrower will not establish (nor will the Borrower permit any of its Subsidiaries to establish) any new pension or defined benefit plan or modify any such existing plan for employees subject to ERISA, which plan provides any benefits based on past service without the advance consent of the Banks to the amount of the aggregate past service liability thereby created.

         (i) (No Waiver) The Borrower will not waive (nor permit any of its Subsidiaries to waive) any material debt or claim, except in the ordinary course of its business.

         (j) (Subordinated Debt) The Borrower will not make, directly or indirectly, any optional or voluntary prepayment or purchase of Subordinated Debt or any long-term debt owed to any Person (other than the Banks), nor make any payment of any Subordinated Debt except to the extent expressly permitted in the subordination agreement relating thereto. The Borrower will not at any time make any payment on account of principal of and/or interest on any Subordinated Debt unless there has not occurred (and after giving effect to any such payment of principal and/or interest there will not have occurred) any event which constitutes, or which, with notice or lapse of time or both, could constitute, an Event of Default.

         (k) (Principal Place of Business) The Borrower will not move its chief executive office or principal place of business from the address described in Subsection 5.01(m) nor change its name, corporate form or legal structure unless prompt written notice of same is given to the Agent.

         (l) (Dividends) The Borrower will not, without the prior written consent of the Agent, declare or pay any dividends (other than dividends payable in capital stock of the Borrower), purchase, redeem, retire or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders or make any distribution of assets to its stockholders. Notwithstanding the foregoing, however, the Borrower may, without being deemed to be in violation of this Subsection 6.02(l), from time to time repurchase shares of its capital stock as authorized by its Board of Directors; provided that at the date of each such repurchase and after giving effect thereto there does not exist, and there would not result therefrom, any Default or Event of Default, with compliance with each of Subsections 6.01(q), 6.01(r) and 6.01(s) being determined for this purpose both as at the then most recent fiscal quarter-end and (on a pro forma basis) as at the date of such repurchase, even if not a fiscal quarter-end.

         (m) (Partnerships) Neither the Borrower nor any of its Subsidiaries will become a member of any partnership or joint venture if the result of such partnership or joint venture is that any Person which is not the Borrower or the Subsidiary concerned has the ability to incur any

Indebtedness on behalf of the Borrower or such Subsidiary or to commit any assets of the Borrower or such Subsidiary without the consent of the Borrower or such Subsidiary, as the case may be.

         (n) (Affiliate Transactions) The Borrower will not, without the prior written consent of the Agent, enter into (nor permit any of its Subsidiaries to enter into) any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any Affiliate, except in the ordinary course of business and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than would be obtained in a comparable arms'-length transaction with any Person not an Affiliate; provided that nothing in this Subsection 6.02(n) shall be deemed to prohibit the payment of salary or other similar payments to any officer or director of the Borrower at a level consistent with the salary and other payments being paid at the date of this Agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary, nor to prevent the Borrower from making payments pursuant to any of the severance agreements with its officers described in the Borrower's 1998 proxy statement. As used herein, "Affiliate" of any entity includes (i) any present or former officer or director of such entity, (ii) any Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such entity, (iii) any Person which owns, of record and/or beneficially, 5% or more of any class of equity securities of such entity, and (iv) any member of the immediate family of any of the foregoing. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

         (o) (Hazardous Materials) Except as expressly provided below in this Subsection 6.02(o), the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (nor permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any known release or known threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

         (p) (Stock Ownership) The Borrower will not suffer or permit to exist any circumstance in which it does not hold 100% of the voting stock of each of its Subsidiaries.

         (q) (Change of Fiscal Year, etc.) The Borrower will not change its fiscal year or, in any material respect, its accounting principles or methods of applying same. If any accounting treatment or classification is for any reason changed as to the accounts of the Borrower and/or any of its Subsidiaries, the Borrower will forthwith notify the Agent of same in writing and will execute and deliver such amendments to this Agreement as the Agent may reasonably deem necessary or desirable in order to preserve unimpaired the rights of the Banks and the obligations of the Borrower under this Agreement.

         (r) (Capital Expenditures) As used herein, the "CapEx Limit" for each of the Borrower's fiscal years ending January 31, 2000 and January 31, 2001 is $25,000,000; and for each subsequent fiscal year of the Borrower the CapEx Limit will be $30,000,000. The aggregate Capital Expenditures of the Borrower and its Subsidiaries for each of its fiscal years (commencing with the fiscal year ending January 31, 2000) will not exceed the CapEx Limit for such fiscal year; provided that if the actual Capital Expenditures of the Borrower and its Subsidiaries for any such fiscal year are less than the CapEx Limit for such fiscal year, the amount by which such CapEx Limit exceeds such actual Capital Expenditures may be carried over by the Borrower and used in any subsequent fiscal year or years.

         (s) (No Margin Stock) No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin stock.

         Section 6.03. Reporting Requirements. The Borrower agrees that so long as any Loan shall be outstanding or any other obligation of the Borrower to any Bank and/or the Agent shall remain unpaid or any letter of credit issued hereunder is outstanding or any Commitment remains in effect hereunder, the Borrower shall furnish or cause to be furnished to each Bank:

         (a) As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual financial statements for such fiscal year for the Borrower, including therein consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and consolidated and consolidating statements of income, stockholders' equity and cash flow for the Borrower and its Subsidiaries for such fiscal year. The annual consolidated statements of the Borrower shall be certified by independent certified public accountants selected by the Borrower and reasonably acceptable to the Agent (the Agent hereby agreeing that PricewaterhouseCoopers is acceptable for this purpose), such certification to be in such form as is generally recognized as "unqualified". The audited consolidated annual financial statements submitted under this Subsection shall be accompanied by a statement of the independent certified public accountants stating whether in the course of their examination (which shall include a review of this Agreement) they became aware of the existence as at the end of the fiscal year covered by such financial statements of any event, transaction, occurrence or state of affairs which would contravene or violate any of the financial covenants contained in this Agreement and, if their examination has disclosed any such event, transaction, occurrence or state of affairs, specifying the nature and period of the existence thereof. Such accountants' statement shall also include a schedule setting forth the computations necessary to determine compliance, as at the relevant fiscal year-end, with each of Subsections 6.01(q), (r), and (s) and Subsection 6.02(r). In addition, within 60 days after the commencement of each fiscal year of the Borrower, the Borrower will provide to each Bank a budget for such fiscal year, prepared by the Borrower's management and approved by the Borrower's Board of Directors.

         (b) Within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries and related consolidated and consolidating statements of income and cash flow, unaudited but complete and accurate and prepared in accordance with generally accepted accounting principles consistently applied fairly presenting the financial condition of the Borrower as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain footnotes) and certified as accurate (subject to normal year-end audit adjustments, which shall not be material) by the chief financial officer of the Borrower, such balance sheets to be as at the end of such fiscal quarter and such statements of income and cash flow to be for such fiscal quarter and for the fiscal year to date.

         (c) At the time of delivery of each annual or quarterly statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this Agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this Agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each such certificate given as at the end of any fiscal quarter of the Borrower (including, without limitation, the fourth fiscal quarter of each year) will also set forth the calculations necessary to evidence compliance with each of Subsections 6.01(q), 6.01(r) and 6.01(s) and each such certificate given as at the end of any fiscal year of the Borrower will also set forth the calculations necessary to evidence compliance with Subsection 6.02(r).

         (d) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any "management letter" prepared by such accountants.

         (e) Within five days after the occurrence of any Default or Event of Default, the statement of the Borrower setting forth details of each such Default or Event of Default and the action which the Borrower proposes to take with respect thereto.

         (f) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party; provided, however, that nothing contained in this clause (f) will be deemed to require the Borrower to give notice of any such action, suit or proceeding in which only monetary damages are sought and the amount of damages so sought is less than $500,000.

         (g) Promptly upon the filing by the Borrower of any registration statement or listing application (or any supplement or amendment to any registration statement or listing application) (other than a registration statement on Form S-8 or other filing which relates solely to one or more of the Borrower's employee benefit plans) with the Securities and Exchange Commission ("SEC") or any successor agency or with any stock exchange or with the National Association of Securities Dealers quotations system, a copy of same.

         (h) A copy of each periodic or current report hereafter filed by the Borrower with the SEC or any successor agency and each annual report, proxy statement or press release disseminated by the Borrower and each other communication sent to shareholders or other securityholders generally, such copy to be provided to the Banks promptly upon such filing with the SEC or such dissemination or such other communication, as the case may be.

         (i) Promptly after the Borrower has knowledge thereof, written notice of:

                           (i) termination or potential termination of any
                  consent, license, permit or franchise material to the conduct of the business of the Borrower or any Subsidiary of the Borrower or the ownership of any of their respective properties or assets;

                          (ii) any material loss, damage or destruction to or of
                  any property or assets of the Borrower or of any of Subsidiary of the Borrower (regardless of whether the same is covered by insurance);

                         (iii) any material controversy with employees of the
                  Borrower or of any Subsidiary of the Borrower or with any labor organization; and

                          (iv) any other material development adversely
                  affecting the Borrower, any of such Subsidiaries or any of their respective businesses, prospects, properties, assets or conditions, financial or otherwise.

         (j) Promptly following the occurrence of any change in any of the present executive officers or directors of the Borrower, all of whom are listed on Exhibit L hereto, a notice of such change.

         (k) Such other information respecting the financial condition, operations and assets of the Borrower and/or any of its Subsidiaries as any Bank or the Agent may from time to time reasonably request.

                                   ARTICLE VII

                              DEFAULT AND REMEDIES

         Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

         (a) The Borrower shall fail to make any payment of principal of or interest on any Revolving Note or any Loan on the date when due or shall fail to make any payment with respect to any letter of credit when due or shall fail to pay when due any fees or other amounts owed under this Agreement; or

         (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made; or any representation or warranty now or hereafter made by the Borrower in connection with this Agreement or in connection with any Loan or in connection with any letter of credit shall at any time prove to have been incorrect in any material respect when made; or

         (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of Subsections 6.01(b) (first sentence only), 6.01(c), 6.01(d) (as applies to corporate existence only), 6.01(e), 6.01(n), 6.01(o), 6.01(q), 6.01(r), or 6.01(s) or any provision of Section 6.02 or
Section 6.03; or

         (d) The Borrower shall default in the performance of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for 30 days after notice thereof shall have been given to the Borrower; or

         (e) Any default on the part of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any contract, agreement or understanding now existing or hereafter entered into with or for the benefit of the Agent or any of the Banks in respect of any of the Loans; or

         (f) Any default shall exist and remain unwaived or uncured with respect to any Subordinated Debt of the Borrower or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Subordinated Debt, or any such Subordinated Debt shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any Subordinated Debt by the holder or holders thereof; or

         (g) Any default shall exist and remain unwaived or uncured with respect to any other Indebtedness of the Borrower or of any Subsidiary of the Borrower in a principal amount equal to or greater than $100,000, or any of the aforesaid Indebtedness shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

         (h) The Borrower shall be dissolved; or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of any of the foregoing, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any Subsidiary of the Borrower under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any such Subsidiary without the acquiescence of the Borrower or such Subsidiary, as the case may be, which is dismissed within 60 days following the institution thereof); or

         (i) Any attachment, execution or similar process shall be issued or levied against any of the property of the Borrower or any Subsidiary of the Borrower and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 10 days after its issue or levy; or

         (j) Any final uninsured judgment in excess of $1,000,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction and shall remain unpaid for 30 days after entry thereof (unless same shall then be on appeal with the enforcement thereof effectively stayed); or

         (k) The Borrower or any ERISA Affiliate of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any ERISA Affiliate of the Borrower to the PBGC which, in the reasonable opinion of the Agent, would be likely to have a material adverse effect upon the business, operations or financial condition of the Borrower; or

         (l) Any Loan Document shall for any reason (other than due to payment in full of all amounts evidenced thereby) not remain in full force and effect; or

         (m)      Any Change of Control shall occur; or

         (n) Any representation or warranty of any Material Subsidiary contained in such Material Subsidiary's Subsidiary Guaranty shall at any time prove to have been incorrect in any material respect when made or any default shall occur under any Subsidiary Guaranty and shall continue uncured beyond the expiration of all applicable cure periods, if any.

         Section 7.02. Rights and Remedies Upon Default. Upon the occurrence of any Event of Default and at any time thereafter, in addition to any other rights and remedies available to the Agent and/or the Banks hereunder or otherwise, the Agent may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

         (a) Declare the entire unpaid principal amount of each Revolving Note and each of the Loans then outstanding, all interest accrued and unpaid with respect to any and all of the foregoing, and all other amounts payable under or with respect to this Agreement to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any Event of Default under Subsection 7.01(h), the Revolving Notes, all Loans and all other amounts payable under this Agreement will automatically become due and payable without any notice or any such declaration.

         (b) Declare the Commitments to be terminated, whereupon the same and all obligations of the Banks or any of them to make Revolving Loans and/or issue letters of credit shall be terminated forthwith and without notice; provided, however, that upon the occurrence of any Event of Default under Subsection 7.01(h), the Commitments will automatically terminate without any notice and without any such declaration.

         (c) Enforce the provisions of this Agreement by legal proceedings for the specific performance of any covenant or agreement contained herein or for the enforcement of any other appropriate legal or equitable remedy, and the Agent may recover damages caused by any breach by the Borrower of the provisions of this Agreement, including court costs, reasonable attorneys' fees and other costs and expenses incurred in the enforcement of the obligations of the Borrower hereunder.

         (d) Exercise all rights and remedies under this Agreement, under the Revolving Notes and under any other agreement with the Agent, and exercise all other rights and remedies which the Agent may have under applicable law.

         Section 7.03. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by such Bank or any affiliate of such Bank to or for the credit or the account of the Borrower against and on account of the obligations, liabilities and claims of the Borrower to such Bank under this Agreement, irrespective of whether or not the Agent or any such Bank shall have made any demand for payment and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of any collateral. The Borrower also grants to each Bank a security interest with respect to all its deposits and all securities or other property in the possession of such Bank or any affiliate of such Bank from time to time in order to secure the Loans, the Revolving Notes and all other amounts now or hereafter due under this Agreement, and, upon the occurrence of any Event of Default, each Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code. ANY AND ALL RIGHTS TO REQUIRE ANY BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF

THE BORROWER'S OBLIGATIONS PRIOR TO THE EXERCISE BY SUCH BANK OF ITS RIGHT OF SET-OFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

         If any of the Banks shall, through the exercise of any right of counterclaim, set-off, banker's lien or otherwise, receive payment of all or any portion of the aggregate amount of principal and interest due with respect to the Loans held by that Bank which is greater than the amount which would have been received by such Bank if such payment had been made to the Agent and had been applied by the Agent in the priorities and in the manner described in
Section 8.04 (the "Agreed Application"), then that Bank receiving such greater payment shall purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Loans held by each such other Bank so that all such recoveries of principal and interest with respect to the Loans shall be proportionate to the Banks' respective pro rata interests in accordance with the Agreed Application; provided, that if all or any part of such proportionately greater payment received by such purchasing Bank is thereafter recovered from such Bank, then, to the extent of such recovery, the purchase price for each participation shall be returned to the purchasing Bank by the seller of such participation, but without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any holder of a participation in any such Loan so purchased and any other subsequent holder of a participation in any such Loan otherwise acquired may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder as fully as if that holder were a holder of a Revolving Note in the amount of the participation held by that holder.

         Section 7.04. Right to Cure. In the event that the Borrower shall fail to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any lien, encumbrance or security interest prohibited hereby shall not be paid in full or discharged, or in the event that the Borrower shall fail to pay or comply with any other obligation hereunder, the Agent may, but shall not be required to, pay, satisfy, perform, discharge or bond the same for the account of the Borrower, and all moneys so paid by the Agent shall be payable by the Borrower to the Agent on demand and shall bear interest from the date of demand until paid at a fluctuating rate per annum which shall at all times be equal to the sum of (i) two (2%) percent per annum plus (ii) that interest rate then applicable to Floating Rate Loans, but in no event in excess of the maximum rate permitted by then applicable law.

         Section 7.05. Remedies of Banks. The amounts payable by the Borrower under each Revolving Note and with respect to each Loan shall be debts separate and independent of the amounts owed under any other Revolving Note or with respect to any other Loan and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and its respective Revolving Note and (as to Fleet) any letter of credit documentation, and it shall not be necessary for any other Bank or the Agent to consent to, or to be joined as an additional party in, any proceedings for such purposes; provided, however, that nothing herein shall permit any individual Bank to accelerate payment of any Revolving Note, terminate its Commitment or have recourse to any guaranty, collateral or other security to the extent that this Agreement provides that such rights or remedies shall be exercised by the Agent or by the Required Banks.

         Section 7.06. Temporary Loans Payable on Demand. The Borrower acknowledges that the Temporary Loans are and shall at all times be payable on demand by the Agent and that it is a necessary inducement to the Agent to make any such Temporary Loan that the Borrower hereby grants to the Agent the unconditional right at any time in the Agent's sole discretion to decline to make any further Temporary Loans and/or to demand payment in whole or in part of the principal of and accrued interest on any or all of the Temporary Loans, which right may be exercised by the Agent whether or not the Borrower is then in compliance with the provisions hereof. If any of the Events of Default described in Section 7.01 above shall occur and be continuing, the Agent may, but shall not be obligated to, make such demand for payment or withhold the making of further Temporary Loans or both; however such events are described herein only for purposes of illustration of circumstances in which the Agent may exercise such rights, are not exclusive and shall not be a prerequisite to (or limit) the Agent's making demand or withholding Temporary Loans in any other circumstances.

         Section 7.07. Certain Payments with Respect to Letters of Credit. Upon acceleration of the Revolving Notes pursuant to Section 7.02 or termination of the Commitments under Section 7.02 or occurrence of the Revolving Expiration Date, and forthwith thereupon, the Borrower shall, without limitation of its obligations under this Agreement and the Revolving Notes, deliver to Fleet cash in an amount equal to the aggregate stated amounts of all letters of credit which have been issued by Fleet but which have not been drawn upon or, if drawn upon, have not theretofore been reimbursed to Fleet. The Borrower hereby grants to Fleet (for the benefit of Fleet and the Participant Banks) a continuing security interest in such cash, which shall secure all obligations of the Borrower with respect to such letters of credit, including, without limitation, all contingent obligations to reimburse drawings that may be made thereunder. The provisions of this Section 7.07 shall survive termination of this Agreement.

                                  ARTICLE VIII

                              CONCERNING THE AGENT

         Section 8.01. Designation of Agent. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Revolving Notes), the Agent shall not be required to exercise any discretion or to take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks and such instructions shall be binding upon all Banks and all subsequent holders of Revolving Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

         Section 8.02. Duties with Respect to Revolving Notes and Loans. The Agent will receive payments under the Revolving Notes for the benefit of the Banks in the proportions described herein, subject to Section 8.04 of this Agreement; provided that the Agent shall not be deemed a fiduciary for the Banks for any other purpose unless otherwise expressly agreed by the

Agent. Upon receipt of any payment from the Borrower, the Agent will remit to each Bank the amount of such Bank's share of any such payment by wire transfer, credit to an account with the Agent or in such other manner as such Bank may reasonably request from time to time. The Agent will, promptly upon receipt, remit to each Bank the interest and fees owed to each Bank, respectively, with respect to the Loans and any letters of credit issued hereunder. Each Bank's share of interest payments with respect to the Revolving Loans shall be determined by the Agent based on such Bank's pro rata share of the Revolving Loans outstanding (adjusted for any period during which such Bank had not funded its share of such Revolving Loans), and each Bank's share of Commitment Fee payments shall be determined by the Agent based on its respective Revolving Loan Percentage of the Revolving Commitment Amount, in respect of the relevant period.

         Section 8.03. Duties With Respect to Administration. The Agent will receive reports required under this Agreement and will administer the Loans in the manner customarily employed by the Agent in administering loans in which it alone has an interest. Each of the Banks agrees to keep the Agent informed concerning its relations with the Borrower and to share with the Agent all material information relevant to administration of this Agreement. The Agent will keep each Bank informed of all material actions taken by it hereunder with respect to the Loans and the Borrower. The Agent will give each Bank prompt written notice of each Default or Event of Default of which the Agent has received written notice from the Borrower or from any Bank.

         Section 8.04. Duties Upon Default. Following any Event of Default, the Agent may (and at the direction of any Bank or Banks holding an aggregate of 40% or more of the outstanding principal amount of the Revolving Loans shall) declare the Revolving Notes and the Loans to be due and payable and the Commitments to be terminated, unless the Revolving Notes and the Loans have already become due and payable pursuant to Subsection 7.01(h) and the Commitments have already been terminated pursuant to Subsection 7.01(h). The Agent will thereafter seek to collect the Loans to the extent and in the manner reasonably directed by the Required Banks and, prior to acting hereunder, the Agent may (but shall not be required to) require indemnity satisfactory to it for any costs and expenses which it may incur.

         Following acceleration of any of the Loans (or if any Loan or Loans shall not have been paid at the maturity thereof), all sums received by the Agent in respect of the Loans from the exercise of any rights under any Revolving Note and/or this Agreement shall be applied by the Agent as follows:
First, to the payment of any fees, costs, charges and expenses owing to the Agent for actions taken on behalf of the Banks; Second, to fees, costs, charges and expenses of the Banks payable by the Borrower under this Agreement, being applied pro rata among the Banks (including, for this purpose, the Agent as the maker of any Temporary Loan and Fleet as issuer of any letter of credit) in proportion to the respective amounts then owed to each of them therefor; Third, to the payment of interest on the accelerated Loan or Loans (or matured Loan or Loans, as the case may be) or on any letter of credit liabilities or any Temporary Loan, being applied pro rata among the Banks (including, for this purpose, the Agent as maker of any Temporary Loan and Fleet as issuer of any letter of credit) in proportion to the respective amounts then owed to each of them therefor; Fourth, to the payment of principal outstanding with respect to the accelerated Loan or Loans (or matured Loan or Loans, as the case may be) or any letter of credit liabilities or any Temporary Loan, being applied pro rata among the relevant Banks (including, for this purpose, the Agent if it makes a Temporary Loan and Fleet as issuer of any letter of credit) in proportion to the respective amounts then owed to each of them on account of the principal of such Loans or any letter of credit liabilities or any Temporary Loan; and Fifth to the payment of any and all other amounts which may then be owed by the Borrower to any one or more of the Banks, the Agent and/or Fleet, being applied pro rata to such amounts. For the purposes of the preceding sentence, the phrase "then owed" refers to amounts owed at the time of acceleration (or maturity, as the case may be). In the event that, due to exercise of its rights under Section
7.03 or for any other reason, any Bank shall receive more than the share of fees, costs, charges, expenses, principal or interest to which it would be entitled under this Section 8.04 in respect of any Loan or Loans, such Bank will promptly remit to each other Bank such amounts as may be required to ensure that each Bank receives its pro rata share of each item in order to effectuate the distribution set forth in this Section 8.04. Notwithstanding anything to the contrary contained in this Agreement, in connection with the distribution set forth in this Section 8.04, in the event that any amounts are received by any Bank pursuant to a set-off against accounts of the Borrower with such Bank, then, for purposes of distribution of such amounts only, principal and interest owed to each of the Banks will be deemed to include the principal of and interest on any Other Obligations (as hereinafter defined) then owed to each such Bank (such interest on and principal of Other Obligations being deemed, for this purpose only, included in clause Third above and clause Fourth above, respectively).

         Section 8.05. Other Obligations. Any of the Banks may now or hereafter be owed obligations by the Borrower which do not arise under this Agreement or any Revolving Note ("Other Obligations"). Nothing contained herein shall be deemed to constitute an agreement by any Bank to participate in or to grant a participation to any other Bank in any such Other Obligations. Notwithstanding an Event of Default or acceleration of any Revolving Note, any Bank may invoke any available right or remedy and proceed against any security, collateral or other property and may apply the proceeds obtained thereby to any Other Obligations owed to such Bank, without regard to the provisions of this Agreement, except as provided in the last sentence of Section 8.04.

         Section 8.06. Standard of Care. The Agent, in acting hereunder, shall not be liable for any error of judgment or mistake of fact or for any acts of omission or commission, unless the same are caused by its own willful misconduct or gross negligence. The Agent may act in reliance (and will be protected in so relying) on all instructions (written or telephonic), certificates, instruments, documents or signatures believed by it to be genuine and may assume that any person purporting to act or give notices, certificates, writings, advice or instructions is duly authorized by the appropriate party to do so. The Agent may rely upon an opinion of counsel and any action taken in reliance on such opinion shall be deemed to have been reasonable.

         Neither the Agent nor any of its shareholders, directors, officers or employees or any other Person assisting the Agent in its duties, nor any agent or employee thereof, shall be liable for any action taken or omitted to be taken in good faith by it or them under this Agreement or any Revolving Note, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its own willful misconduct or gross negligence. Without in any way limiting the generality of the foregoing, the Agent may employ attorneys-in-fact and other agents and shall not be accountable for the errors of any of them selected with reasonable care.

         The Agent shall not be responsible for the authorization, execution, legality, validity, perfection or enforceability of this Agreement, any Loan, any Revolving Note or any instrument at any time constituting, or intending to constitute, collateral security for any Revolving Note, or for the collectability of any amounts owing with respect to this Agreement, any Loan or any Revolving Note, or for any recitals or statements, warranties or representations in this Agreement or made in any certificate or instrument heretofore or hereafter furnished by or on behalf of the Borrower or for the financial condition of the Borrower, nor will the Agent be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements in this Agreement or any other instrument at any time constituting or intended to constitute collateral security for any Revolving Note. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any Bank shall have been duly authorized or is true, accurate and complete. The Agent shall have no responsibility for the performance of any Loans. Each Bank acknowledges that the Agent has not made nor does it now make any representations or warranties, express or implied, nor does the Agent assume any liability to the Banks with respect to, the creditworthiness or financial condition of the Borrower, and each Bank acknowledges that no act by the Agent hereafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and all applicable bank regulatory laws relating to the transactions contemplated hereby, and has made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for any financial statements, notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Subsidiary which may come into the possession of the Agent.

         If, in the opinion of the Agent, the distribution of any amount received by it in such capacity under this Agreement or under any related instrument or under any Revolving Note might subject it to liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid to or for the benefit of the Borrower, or its successors or assigns, each Person to whom any such distribution shall have been made shall either pay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

         In its individual capacity, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its interest in the Loans, the Revolving Notes and this Agreement as it would have were it not also the Agent. Neither its service as Agent nor its participation as one of the Banks making Loans pursuant to this Agreement shall in any way preclude Fleet from having other financial relationships with the Borrower.

         Section 8.07. Expenses. Each Bank severally agrees to reimburse the Agent upon demand for such Bank's pro rata share (determined in proportion to its respective Revolving Loan Percentage) of any costs and expenses other than normal overhead expenses (fees of outside counsel not being deemed normal overhead expenses) incurred by the Agent in connection with the administration of this Agreement, the Loans or any related instrument or in connection with any collection action undertaken on behalf of the Banks, excluding, however, any expense reimbursed by the Borrower (the Borrower having the primary obligation to pay such costs and expenses). The sums to be reimbursed under this Section shall, until paid, constitute a first charge and lien upon any funds or property now or hereafter held by the Agent. Without limiting the foregoing, the following shall be considered and treated as costs and expenses payable under the foregoing provisions:

              (i) any monies paid by the Agent in defending, settling or satisfying any claim, action or demand asserted by any receiver, trustee in bankruptcy or reorganization, assignee, creditor, stockholder or other Person in connection with the Borrower or the Loans or any transaction or collateral related thereto, on any theory of preference, fraudulent conveyance, subordination, usury, ultra vires, invalidity, lender liability or similar theory;

              (ii) any monies paid by the Agent in satisfying any prior lien asserted with respect to any collateral, including any expenses, costs and attorneys' fees which may be incurred in connection with any of the foregoing; and

              (iii) any monies advanced by the Agent to or for the account of the Borrower to the extent necessary in connection with the effectuation of an orderly liquidation of the principal balance outstanding on the Loans.

         Section 8.08. Resignation of Agent; Appointment of Successor Agent. The Agent, or any successor Agent hereafter appointed, may at any time resign and be discharged of its obligations as Agent hereunder by giving to the other parties hereto not less than 30 days' prior written notice of its intention to resign.

         In the event of the resignation of the Agent, a successor Agent shall be appointed by the Required Banks. The appointment of a successor Agent shall be effective on the date of resignation specified in the resigning Agent's notice or upon the acceptance in writing by the successor Agent of the agency created hereunder, whichever shall last occur. If, within 30 days of the Agent's notice of intended resignation, a successor Agent shall not have been appointed and accepted such appointment, the resigning Agent may appoint a successor. The Borrower agrees to execute and deliver to any successor Agent all such documents as may be deemed necessary or desirable by such successor Agent in order to perfect, preserve and protect the rights of the successor Agent and the Banks under this Agreement.

         Section 8.09. Borrower's Acknowledgment. The Borrower acknowledges and agrees that the Banks and the Agent may share with each other information with respect to the Borrower and its Subsidiaries, the performance of the Borrower and its Subsidiaries under this Agreement, and the business, operations and financial condition of the Borrower and its Subsidiaries.

         Section 8.10. No Other Beneficiaries. The provisions of this Article VIII shall be binding upon the Borrower, but neither the Borrower nor any other Person (except the Banks and Agent) shall have any claim, defense or cause of action based on any provision of this Article VIII and nothing contained in this
Article VIII shall derogate from any obligation of the Borrower or limit any right or remedy of the Agent or the Bank as against the Borrower, whether such right or remedy is contained in this Agreement or elsewhere.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.01. No Waiver; Cumulative Remedies. No failure or delay on the part of the Agent or any Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or otherwise available to the Agent or any Bank. Such remedies may be exercised without resort or regard to any other source of satisfaction of any liabilities of the Borrower to the Agent or any Bank.

         The provisions of this Agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Agent and/or any of the Banks. No inconsistency in default provisions between this Agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Agent and/or any of the Banks contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or in any such other agreement.

         Section 9.02. Amendments, Waivers and Consents. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally. No amendment or waiver of any provision of this Agreement, nor any consent to any departure by the Borrower therefrom, shall be effective unless the same shall be signed by the Borrower, the Agent and the

Required Banks; provided, however, that no Bank which does not consent thereto in writing will be bound by (i) any change in the aggregate Revolving Commitment Amount or the respective Revolving Loan Percentages; (ii) any decrease in the amount of principal payable with respect to any Loans; (iii) any decrease in interest rate on any Loans; (iv) any waiver or postponement of the time for payment of principal of or interest on any Loans; or (v) any change in the definition of "Required Banks" or in this Section 9.02. Further, unless signed by the Agent and all of the Banks, no amendment or waiver will be effective: (i) which permits any assignment by the Borrower of any of its rights under this Agreement, (ii) which effects any change in the pro rata treatment of the Banks under this Agreement or in the order of application of funds provided for in
Section 8.04, or (iii) which amends the definition of "Material Subsidiaries" contained in Section 1.01 or amends or waives any provisions relating to Material Subsidiaries contained in Subsection 6.01(p). Any waiver or consent under this Section 9.02 may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In no event will any amendment, waiver or consent be deemed effective if the result of same is to decrease in any manner the compensation of the Agent or to increase in any manner the Agent's expenses, duties or responsibilities unless the Agent has, in each case, expressly assented thereto in writing.

         Section 9.03. Addresses for Notices, etc. Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

         If to the Borrower:

              Unitrode Corporation
              7 Continental Boulevard
              Merrimack, NH  03054
              Attention:  Steven A. Caparco, Treasurer

         If to Fleet or the Agent:

              Fleet National Bank
              High Technology Division
              Mail Code:  MA OF D07A
              One Federal Street,
              Boston, MA  02110
              Attention:  Irina V. Case, Vice President

         If to any other Bank:

              At the respective address or addresses set forth on Schedule II hereto or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other parties complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed delivered on the earlier of (i) the date received or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid.

         Section 9.04. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses (including, without limitation, reasonable legal fees) of the Agent in connection with the preparation, execution and delivery of this Agreement, the Revolving Notes and all other instruments and documents to be delivered hereunder and any amendments or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Agent or any Bank in connection with enforcing or exercising any rights or remedies under this Agreement, the Revolving Notes and all other instruments and documents to be delivered hereunder, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Revolving Notes and all other instruments and documents to be delivered hereunder, and agrees to save each Bank and the Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. Any fees, expenses or other charges which the Agent or any Bank is entitled to receive from the Borrower hereunder shall bear interest from the date of demand for payment until paid at a fluctuating rate per annum which shall at all times be equal to the sum of (i) two (2%) percent per annum plus (ii) that interest rate which would then be applicable to Floating Rate Loans, but in no event in excess of the maximum rate permitted by then applicable law.

         Section 9.05. Withholding Tax. (a) Any Bank that is a "foreign corporation" within the meaning of the Internal Revenue Code shall deliver to the Agent and the Borrower on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof, and on or prior to the date on which it becomes a Bank in the case of each other Bank, before the payment of any interest or fees in each third succeeding calendar year during which interest or fees may be paid under this Agreement, or before such form expires or becomes obsolete:

                  (i) two properly completed and executed copies of IRS Form 1001 (or successor form), certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which completely exempts such Bank from United States withholding tax on payments of interest for the account of such Bank under this Agreement or the Revolving Notes;

                  (ii) two properly completed and executed copies of IRS Form 4224 (or successor form), certifying that income receivable by such Bank pursuant to this Agreement or the Revolving Notes is effectively connected with the conduct of such Bank's trade or business in the United States and such income is completely exempt from United States withholding tax; or

                  (iii) such other form or forms as may be required under the Internal Revenue Code or other laws of the United States as a condition to complete exemption from United States withholding tax with respect to any interest payment hereunder or under the Revolving Notes;

Each Bank agrees promptly to notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption.

                  (b) If any Bank claims exemption from withholding tax under a United States tax treaty by providing IRS Form 1001 (or successor form) and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Loans owing to such Bank, such Bank agrees to notify the Agent of the percentage amount as to which it is no longer the beneficial owner of such Loans. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 (or successor form) as no longer valid.

                  (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 (or successor form) with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Loans owing to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Internal Revenue Code.

                  (d) If the forms or other documentation required by Subsection 9.05(a) are not timely delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by
Section 1441 and 1442 of the Internal Revenue Code.

                  (e) If the IRS or any other governmental authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including attorneys' fees). The obligations of the Banks under this Subsection shall survive the termination of the Commitments, the termination or expiration of all letters of credit now or hereafter issued hereunder, the payment of all other Loans hereunder and the resignation or replacement of the Agent.

         Section 9.06. Reduction and Termination. This Agreement may be terminated by the Borrower at any time upon written notice of such termination to the Agent and the Banks; provided, however, that, unless and until all Loans made by the Banks hereunder and all other Indebtedness hereunder of the Borrower to the Agent or any Bank (whether or not due) shall have been paid in full and no letters of credit remain outstanding, such termination shall in no way affect the rights and powers granted to the Agent and/or Banks in connection with this Agreement, and until such payment in full all rights and powers hereby granted to the Agent and to each Bank hereunder shall be and remain in full force and effect.

         The Borrower may at any time, by written notice to the Agent, reduce the Revolving Commitment Amount by $1,000,000 or any integral multiple thereof; provided that the notice to the Agent shall be accompanied by such prepayment of principal as shall be necessary to ensure that the Aggregate Revolving Loans do not exceed the Revolving Commitment Amount, as same may be so reduced. Any such reduction notice will be irrevocable and any such reduction will be permanent. Any such reduction will be deemed to reduce the Banks' respective Commitments on a pro rata basis.

         Section 9.07. Representations and Warranties. All covenants, agreements, representations and warranties made herein or in any other document delivered by or on behalf of the Borrower pursuant to or in connection with this Agreement are material and shall be deemed to have been relied upon by the Agent and the Banks, notwithstanding any investigation heretofore or hereafter made by the Agent or any Bank, shall survive the making of the Loans as herein contemplated, and shall continue in full force and effect so long as any of the Loans or other amount due under this Agreement remains outstanding and unpaid. All statements contained in any certificate or other paper delivered to the Agent or any Bank at any time by or on behalf of the Borrower pursuant hereto shall constitute representations and warranties by the Borrower hereunder. Any request for a borrowing hereunder, any acceptance of a Loan hereunder by the Borrower and any issuance of a letter of credit for the account of the Borrower will be deemed a representation by the Borrower that, as at the date of such borrowing or letter of credit issuance, as the case may be, the Borrower is in compliance with Subsections 4.02(a)-(d).

         Section 9.08. Binding Effect; Assignment. This Agreement shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Borrower, the Agent, the Banks and their respective permitted successors and assigns. The Borrower may not assign this Agreement or any rights hereunder without the express written consent of the Agent. Any Bank may assign to any other bank or other institutional lender (an "Assignee") all or any portion of its rights hereunder and/or with respect to any of the Loans; provided that (A) such Bank has offered in writing to assign the same to the other Banks (pro rata in accordance with their respective Revolving Loan Percentages) and such other Banks shall not have accepted such offer with respect to all of the offered interests within 14 days of receipt of such offer (or, having accepted such offer, shall have failed to close the assignment transaction as to all of the offered interests within 30 days after receipt of the offer); (B) each of the Agent, Fleet (in its capacity as letter of credit issuer) and the Borrower has consented to such assignment (such consent by the Borrower not to be unreasonably withheld or delayed), except that such consent of the Borrower shall not be required after the occurrence and during the continuance of any Default or Event of Default and no such consent shall be required for any assignment made by a Bank to another then existing Bank; and
(C) except in connection with an assignment of all of a Bank's rights and obligations with respect to its Commitment, Loans and Letter of Credit Liabilities, any such assignment hereunder shall be equal to or greater than $5,000,000; and provided further, however, that the Borrower and the Agent may continue to deal solely and directly with the assignor Bank in connection with the interest so assigned to an Assignee until (1) such assignor Bank and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance Agreement substantially in the form of Exhibit M hereto (an "Assignment and Acceptance"), together with any Revolving Note or Revolving Notes subject to such assignment; (2) a written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, in substantially the form of the Notice of Assignment and Acceptance attached as Schedule I to the Assignment and Acceptance, shall have been given to the Borrower and the Agent by such Bank and the Assignee; (3) the assignor Bank or the Assignee shall have paid to the Agent a processing fee in the amount of $3,500; and (4) the Agent, Fleet and the Borrower each consents to such assignment to the extent required by this Section.

         From and after the date that the Agent notifies the assignor Bank that the Agent has received (and, if required, has provided its consent with respect to and, if necessary, has received the consent of the Borrower with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, (ii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom, and
(iii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents; provided, however, that the assignor Bank shall not relinquish its rights under Section 2.09, 9.04 or 9.09 to the extent such rights relate to the time prior to the effective date of the Assignment and Acceptance. The Commitment allocated to each Assignee shall reduce the Commitment of the assigning Bank pro tanto.

         Within five Business Days after its receipt of notice by the Agent that it has received (and, if necessary, consented to) an executed Assignment and Acceptance and payment of the processing fee (and provided that the Borrower consents to such assignment to the extent required by this Section), the Borrower shall execute and deliver to the Agent any new Revolving Notes requested by such Assignee evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Revolving Notes as requested by the assignor Bank evidencing the Loans and Commitment retained by the assignor Bank (such Revolving Notes to be in exchange for, but not in payment of, the Revolving Notes held by such Bank, if any).

         In addition, and without limitation of the foregoing,

                  (i) Each Bank may at any time (without any requirement for an offer to the other Banks) pledge all or any portion of its rights under any Loan Document (including any portion of any Revolving Note) to any of the 12 Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledging Bank from its obligations under any of the Loan Documents.

                  (ii) Each Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower (and without any requirement for an offer to the other Banks), to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in such Bank's obligation to lend hereunder and/or any or all of the Loans held by such Bank hereunder. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, such Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with such Bank in connection with the such Bank's rights and obligations hereunder. Each Bank may furnish any information concerning the Borrower in its possession from time to time to prospective assignees and Participants; provided that such Bank shall require any such prospective assignee or Participant to agree in writing to maintain the confidentiality of such information to the same extent as such Bank would be required to maintain such confidentiality.

         Section 9.09. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify, defend and hold the Agent and each Bank and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorneys' fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the letters of credit issued hereunder and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in connection with any investigation, litigation or proceeding (including any bankruptcy or reorganization proceeding or appellate proceeding) in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby or the use of the proceeds of any Loans, or any action taken or omitted by any such Person under or in connection with any of the foregoing, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent that they are found by a final decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section and in Section 9.04 shall survive the termination of the Commitments, the termination or expiration of all letters of credit issued hereunder and the payment of all Loans.

         Section 9.10. Reproduction of Agreement. This Agreement and all other instruments, documents and papers which relate thereto which have been or may be hereafter furnished to the Agent or any Bank may be reproduced by the Agent or any Bank by any photographic, photostatic, micro-card, miniature photographic, xerographic or similar process, and the Agent or any Bank may destroy the original from which any document was so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

         Section 9.11. Consent to Jurisdiction. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this Section 9.11 or as otherwise permitted by law.

         The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this Section 9.11 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in Section 9.03 or (ii) by serving a copy thereof upon it at its address set forth in Section 9.03. The Borrower irrevocably waives, to the fullest extent permitted by law, all claims of error by reason of any service as contemplated herein and agrees that such service shall be deemed in every respect effective service upon the Borrower in any such suit, action or proceeding and, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Borrower.

         Section 9.12. Governing Law. This Agreement and each of the Revolving Notes shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

         Section 9.13. Severability. In the event that any provision of this Agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         Section 9.14. Headings. Article and Section headings in this Agreement and any table of contents are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         Section 9.15. Replacement Note. Upon receipt of an appropriate and reasonably acceptable affidavit of an officer of any Bank as to the loss, theft, destruction or mutilation of any Revolving Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Revolving Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Revolving Note or other Loan Document in the same principal amount (as to any Revolving Note) and in any event of like tenor.

         Section 9.16. Usury. All agreements between the Borrower (on the one hand) and the Agent and/or any of the Banks (on the other hand) are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Revolving Notes or otherwise, shall the amount paid or agreed to be paid to any Bank for the use or the forbearance of the Indebtedness represented by any Revolving Note exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower, the Agent and the Banks, in the execution, delivery and acceptance of the Revolving Notes, to contract in strict compliance with the laws of The Commonwealth of Massachusetts. If, under any circumstances whatsoever, performance or fulfillment of any provision of any of the Revolving Notes or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever any Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Revolving Notes and not to the payment of interest. The provisions of this
Section 9.16 shall control every other provision of this Agreement and of each Revolving Note.

         Section 9.17. WAIVER OF JURY TRIAL. THE BORROWER, THE BANKS AND THE AGENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY MUTUALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY REVOLVING NOTE OR ANY OTHER LOAN DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANKS TO ENTER INTO THIS AGREEMENT AND TO MAKE LOANS AS CONTEMPLATED HEREIN.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as an instrument under seal, by their respective officers thereunto duly authorized as of the date first above written.

                                   UNITRODE CORPORATION


                                   By:______________________________
                                       Name:
                                       Title:

                                   FLEET NATIONAL BANK


                                   By:______________________________
                                       Name:
                                       Title:

                                   STATE STREET BANK AND TRUST
                                   COMPANY


                                   By:______________________________
                                       Name:
                                       Title:

                                   ABN AMBRO BANK N.V.


                                   By:_______________________________
                                       Name:
                                       Title:


                                   By:_______________________________
                                       Name:
                                       Title:

                                   FLEET NATIONAL BANK, as Agent


                                   By:_______________________________
                                       Name:
                                       Title:

                                   Schedule I

Bank                                        Revolving Loan       Commitment
----                                         Percentage              Amount
                                             ----------          ------------
Fleet National Bank                               40%           $  20,000,000
State Street Bank and Trust Company               30%              15,000,000
ABN AMRO Bank N.V.                                30%              15,000,000
                                              -------           -------------
                                                 100%           $  50,000,000

                                   Schedule II

                                 Bank Addresses


Fleet National Bank
High Technology Division
Mail Code:  MA OF D07A
One Federal Street
Boston, MA  02110
Attention:  Irina V. Case, Vice President
Fax:  (617) 346-0151

State Street Bank and Trust Company
225 Franklin Street, 2nd Floor
Boston, MA  02110
Attention:  Michael J. Cronin, Vice President
Fax:  (617) 664-6527

ABN AMRO Bank N.V.
One Post Office Square, 39th Floor
Boston, MA  02110
Attention:  Bruce Swords, Vice President
Fax:  (617) 988-7910

                                      -2-